Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
among
DAWSON GEOPHYSICAL COMPANY,
6446 ACQUISITION CORP.
and
TGC INDUSTRIES, INC.
Dated as of March 20, 2011

i

Exhibits

Exhibit A	Restated Certificate of Formation of Surviving Entity

Exhibit B	Bylaws of Surviving Entity

Exhibit C	Form of Company Shareholder Voting Agreement

Exhibit D	Form of Parent Shareholder Voting Agreement

Exhibit E	Form of Employment Agreement

Exhibit F	Form of Indemnification Agreement

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined
Acquisition Proposal	Section 7.3(f)(i)
Affected Participants	Section 7.14(a)
Affiliate	Section 10.8(b)
Agreement	Preamble
Antitrust Laws	Section 10.8(c)
Applicable Law	Section 10.8(d)
Average Price	Section 4.1(b)
Book Entry Share	Section 4.1(a)
Certificate	Section 4.1(a)
Certificate of Merger	Section 1.3
Change/Intent to Terminate Notice	Section 7.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	Section 7.3(b)
Company Affiliate Transaction	Section 5.25
Company Articles of Incorporation	Section 5.1
Company Benefit Plans	Section 5.12(a)
Company Board	Section 3.3
Company Bylaws	Section 5.1
Company Common Stock	Recitals
Company Disclosure Letter	Article V
Company Equity Awards	Section 4.1(f)(i)
Company Financial Advisor	Section 5.2(e)
Company IP	Section 10.8(e)
Company Material Adverse Effect	Section 10.8(f)
Company Material Contract	Section 5.18(a)(viii)
Company Options	Section 5.3(c)
Company Permits	Section 5.8(b)
Company Preferred Stock	Section 5.3(a)
Company Qualified Plans	Section 7.14(e)
Company Recommendation	Section 5.2(d)
Company Registered IP	Section 5.16(a)
Company Reports	Section 5.6(a)
Company Restricted Stock Award	Section 4.1(f)(ii)
Company Stock Option Award	Section 4.1(f)(iii)
Company Stock Plans	Section 4.1(f)(i)
Company Shareholder Approval	Section 5.22
Company Shareholder Voting Agreement	Recitals
Company Shareholders Meeting	Section 7.4(e)
Company Voting Shareholders	Recitals
Confidentiality Agreement	Section 7.3(a)
Contract	Section 10.8(g)

Defined Terms	Where Defined
Continuing Employees	Section 7.14(a)
Debt	Section 10.8(h)
Designated Director	Section 3.3
Effective Time	Section 1.3
Environmental Laws	Section 5.14(a)
Equity Award Restrictive Covenants	Section 4.1(f)(vii)
ERISA	Section 5.12(a)
ERISA Affiliate	Section 5.12(a)
Exchange Act	Section 5.5(b)
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Existing Indemnification Agreements	Section 7.11(c)
Fairness Opinion	Section 5.2(e)
Foreign Corrupt Practices Act	Section 5.23(a)
Foreign Government Official	Section 5.23(a)
Form S-4	Section 7.4(a)
GAAP	Section 10.8(i)
Governmental Authority	Section 10.8(j)
Government Contract	Section 5.19
Hazardous Materials	Sections 5.14(a)
HSR Act	Section 5.5(b)
Intellectual Property	Section 10.8(k)
Letter of Transmittal	Section 4.2(b)
Lien	Section 5.4(a)
Material Adverse Effect	Section 10.8(l)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
NASDAQ	Section 5.5(b)
No-Shop Party	Section 7.3(a)
Other Party	Section 7.3(a)
Parent	Preamble
Parent Adverse Recommendation Change	Section 7.3(b)
Parent Affiliate Transaction	Section 6.23
Parent Articles of Incorporation	Section 6.1
Parent Board	Section 3.3
Parent Common Stock	Recitals
Parent Disclosure Letter	Article VI
Parent Equity Awards	Section 6.3(a)
Parent Financial Advisor	Section 6.2(e)
Parent IP	Section 10.8(m)
Parent Material Adverse Effect	Section 10.8(n)
Parent Material Contract	Section 6.18(a)(viii)
Parent Options	Section 6.3(c)
Parent Permits	Section 6.8(b)

v

Defined Terms	Where Defined
Parent Recommendation	Section 6.2(d)
Parent Registered IP	Section 6.16(a)
Parent Reports	Section 6.6(a)
Parent Stock Plan	Section 6.3(a)
Parent Shareholder Approval	Section 6.22
Parent Shareholder Voting Agreement	Recitals
Parent Shareholders Meeting	Section 7.4(f)
Parent Voting Shareholders	Recitals
Permitted Liens	Section 10.8(o)
Post-Closing Plan	Section 7.14(e)
Person	Section 10.8(p)
Price Determination Date	Section 4.1(b)
Proceeding	Section 10.8(q)
Proxy Statement/Prospectus	Section 7.4(a)
Reconfirmation Opinion	Section 7.15(b)
Regulatory Filings	Section 5.5(b)
Related Persons	Section 9.5(g)
Representatives	Section 10.8(r)
Returns	Section 5.11(a)
Rollover Awards	Section 4.1(f)(iii)
Sarbanes-Oxley Act	Section 5.7(a)
SEC	Section 4.1(f)(vi)
Securities Act	Section 5.5(b)
Special Valuation Proposal	Section 7.3(f)(ii)
Subsidiary	Section 10.8(s)
Superior Acquisition Proposal Termination	Section 7.3(b)
Superior Proposal	Section 7.3(f)(iii)
Surviving Entity	Section 1.1
Tax or Taxes	Section 10.8(t)
TBOC	Section 1.1
Termination Date	Section 9.2(a)
Treasury Regulations	Recitals
Ultimate Price Event	Section 4.1(b)
VEBA	Section 5.12(a)

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 20, 2011, is by and among Dawson Geophysical Company, a Texas corporation (“Parent”), 6446 Acquisition Corp., a Texas corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and TGC Industries, Inc., a Texas corporation (the “Company”).
RECITALS
          A. The Merger. The respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective corporations and shareholders that a transaction be effected pursuant to which (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly-owned Subsidiary of the Company), shall be converted into the right to receive the shares of common stock, par value $0.33-1/3 per share, of Parent (“Parent Common Stock”), upon the terms and subject to the conditions set forth herein.
          B. Intended U.S. Tax Consequences. The parties to this Agreement intend that, for federal income tax purposes, (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (the “Treasury Regulations”), and (ii) this Agreement be treated as a plan of reorganization within the meaning of Section 368 of the Code and such Treasury Regulations.
          C. Voting Agreements. Concurrently with the execution of this Agreement, or as soon as practicable after the date hereof, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain officers and directors of the Company (the “Company Voting Shareholders”), who beneficially own, in the aggregate, 28.73% of the outstanding shares of Company Common Stock as of the date hereof, have each executed and delivered to Parent a voting agreement in the form attached hereto as Exhibit C (each, a “Company Shareholder Voting Agreement”), obligating each such signatory to, among other things, vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth therein. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain officers and directors of Parent (the “Parent Voting Shareholders”), who beneficially own, in the aggregate, 3.82% of the outstanding shares of Parent Common Stock as of the date hereof, have each executed and delivered to the Company a voting agreement in the form attached hereto as Exhibit D (the “Parent Shareholder Voting Agreement”), obligating each such signatory to, among other things, vote in favor of the approval of the issuance at the Effective Time of Parent Common Stock to the shareholders of the Company, upon the terms and subject to the conditions set forth therein.
          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”). The Merger shall have the effects specified herein and in the Texas Business Organizations Code (the “TBOC”). As a result of the Merger, the Surviving Entity shall be a wholly-owned subsidiary of Parent.
          Section 1.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 9:00 a.m., local time, on a date to be specified by the parties hereto, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be so satisfied or waived by the party entitled to the benefit of those conditions on the Closing Date). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
          Section 1.3 Effective Time. On the Closing Date, Parent, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of the relevant provisions of the TBOC to be properly executed and filed in accordance with such provisions. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the TBOC or at such later time that Parent and the Company shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).
ARTICLE II.
GOVERNING DOCUMENTS
          Section 2.1 Articles of Incorporation of the Surviving Entity. As of the Effective Time, the certificate of formation of the Company shall be amended to read in its entirety as set forth in Exhibit A hereto and, as so amended, shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with Applicable Law.
          Section 2.2 Bylaws of the Surviving Entity. As of the Effective Time, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto and, as so amended, shall be the bylaws of the Surviving Entity, until duly amended in accordance with Applicable Law.

ARTICLE III.
DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY
          Section 3.1 Board of Directors of Surviving Entity. The parties shall take all necessary action to cause, as of the Effective Time, the directors of the Surviving Entity to be as set forth on Section 3.1 of the Parent Disclosure Letter, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.
          Section 3.2 Officers of Surviving Entity. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.
          Section 3.3 Governance Matters. Parent shall take all necessary actions to cause, as of the Effective Time, the board of directors of Parent (the “Parent Board”) to include as directors of Parent the two current directors of the board of directors of the Company (the “Company Board”) set forth on Section 3.3 of the Parent Disclosure Letter (each a “Designated Director”). If prior to the Effective Time, any Designated Director is unwilling or unable to serve as a director of Parent for any reason, then, any replacement for such person shall be selected by mutual agreement of Parent and the Company, and such replacement will be a Designated Director. Subject to compliance with Applicable Law, the NASDAQ rules and the nominating and governance policies and procedures of the Parent Board (or any committee thereof), Parent shall cause each Designated Director to be nominated to the Parent Board at any Parent shareholder meeting at which directors are to be elected that is held from the Effective Time until (a) the third anniversary of the Effective Time or (b) in the case of any Designated Director who as of the Effective Time also serves as an officer of Parent or the Surviving Entity, until such time that the Designated Director no longer serves as an officer of Parent or the Surviving Entity.
ARTICLE IV.
CONVERSION OF COMPANY COMMON STOCK
          Section 4.1 Conversion of Capital Stock of the Company and Merger Sub.
               (a) Merger Consideration. At the Effective Time, subject to the other provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any Company restricted stock, but excluding any Company Common Stock to be canceled without payment of any consideration pursuant to Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, a fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock in the ratio provided in Section 4.1(b) below (the “Exchange Ratio”) (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.2(e), the “Merger Consideration”), upon surrender, in the manner provided in Section 4.2, of a certificate that immediately prior to the Effective Time represented such Company Common

Stock (a “Certificate”) or a non-certificated share of Company Common Stock represented by book entry (a “Book Entry Share”).
               (b) Determination of Exchange Ratio. If the Average Price of Parent Common Stock is, as of the date that is two business days prior to the earliest of the Parent Shareholders Meeting or Company Shareholders Meeting contemplated by Section 7.4 hereof (the “Price Determination Date”), equal to or greater than $32.54 but less than or equal to $52.54, the Exchange Ratio shall be 0.188; provided, however, that if the Average Price of Parent Common Stock is, as of the Price Determination Date, less than $32.54 or greater than $52.54 (in either case, an “Ultimate Price Event”), then Parent and the Company shall seek, in good faith, to negotiate an Exchange Ratio that is acceptable to both parties, and if such parties fail to reach agreement within two business days of the Price Determination Date, either Parent or Company shall have the right to terminate this Agreement pursuant to Section 9.2(e).
               For purposes of this Section 4.1(b), “Average Price” means the average of the volume weighted average of the trading price of Parent Common Stock, as such price is reported on NASDAQ as reported in the National Edition of The Wall Street Journal or, if not reported thereby, such other source as the parties shall agree in writing, for the 10 consecutive trading days ending on the Price Determination Date.
               (c) Cancellation of Shares of Company Common Stock. As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, each such share of Company Common Stock (other than Company Common Stock to be canceled without payment of any consideration pursuant to Section 4.1(d)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each Certificate and Book Entry Share shall thereafter cease to have any rights with respect to such share of Company Common Stock and shall thereafter represent only the right to receive, without interest, the Merger Consideration and any unpaid dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).
               (d) Cancellation of Remaining Shares of Company Common Stock. Each share of Company Common Stock issued and held in the Company’s treasury and each share of Company Common Stock owned by any wholly-owned Subsidiary of the Company or by Parent or Merger Sub, shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and shall cease to exist without payment of any consideration therefor, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.
               (e) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Entity.

               (f) Treatment of Company Equity Awards.
               (i) All options to acquire shares of Company Common Stock and other awards (collectively, “Company Equity Awards”) made under the Company’s stock plans (collectively, the “Company Stock Plans”) prior to the Effective Time, which are outstanding immediately prior to the Effective Time, are identified in Section 4.1(f) of the Company Disclosure Letter.
               (ii) In the event a Company Equity Award constitutes a grant of restricted stock and to the extent such award is outstanding immediately prior to the Effective Time (“Company Restricted Stock Award”), such Company Restricted Stock Award shall be deemed to be fully vested as of the Effective Time, and the holder of such Company Restricted Stock Award shall receive the number of shares of Company Common Stock subject to such Company Restricted Stock Award in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding any Taxes required by Applicable Law to be withheld, if any, with respect to the vesting of such Company Restricted Stock Award.
               (iii) In the event a Company Equity Award constitutes a stock option grant and to the extent such award is outstanding during the 30-day period that ends immediately prior to the Effective Time (“Company Stock Option Award”), (A) such Company Stock Option Award shall be deemed to be fully vested and exercisable during such period, and (B) to the extent such Company Stock Option Award is exercised during such period, the holder of such Company Stock Option Award shall receive the number of shares of Company Common Stock subject to such Company Stock Option Award (to the extent exercised) in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding the payment of the exercise price and any Taxes required by Applicable Law to be withheld, if any, with respect to the exercise of such Company Stock Option Award. To the extent any Company Stock Option Awards remain outstanding and unexercised as of the close of the 30-day period that ends immediately prior to the Effective Time, such Company Stock Option Awards (A) shall be deemed to be fully vested and exercisable and (B) shall be continued and assumed by Parent as of the Effective Time pursuant to their terms (such awards are referred to herein as the “Rollover Awards”); provided, however, that Parent Common Stock shall replace the shares of Company Common Stock subject to such awards pursuant to this Agreement and the exercise price, if any, for such awards, if any, shall be adjusted as provided pursuant to this Agreement.
               (iv) The assumption of Rollover Awards shall be made pursuant to this Section 4.1(f), so that at the Effective Time, the applicable Company Stock Plans shall be assumed by Parent (with such adjustments thereto as may be required to reflect the Merger, including the substitution of Parent Common Stock for Company Common Stock thereunder) and the Rollover Awards shall be assumed and adjusted by Parent, subject to the same terms and conditions as set forth in the applicable Company Stock Plans and the applicable award agreements entered into pursuant thereto; provided, however, that for periods beginning immediately following the Effective Time, (A) each Rollover Award shall be exercisable only for that whole number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock subject to such Rollover Award immediately prior to the Effective Time multiplied by the Exchange Ratio, and (B) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Rollover Award in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, that in no event shall the exercise price per share be less than the par value of Parent Common Stock. For the avoidance of doubt, any exercise of a Rollover Award shall be made in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding the payment of the exercise price and any Taxes required by Applicable Law to be withheld, if any, with respect to the exercise of such Rollover Award. The adjustments provided in this paragraph with respect to any Rollover Awards shall be and are intended to be effective in a manner which is consistent with Section 424(a) of the Code and the Treasury Regulations thereunder, and, to the extent applicable, Section 409A of the Code and the Treasury Regulations thereunder.
               (v) Except as otherwise provided herein or as set forth in Section 4.1(f)(v) of the Company Disclosure Letter, from and after the period that begins as of the date of this Agreement, the Company and its Subsidiaries shall take no action to provide for the extension of the term or exercise period with respect to any Company Equity Award (unless such extension is required under such Company Equity Awards or any applicable employment or change in control agreement pursuant any terms thereunder that are in effect as of the date of this Agreement). To the extent such extension is required under the terms of such Company Equity Awards (or any applicable employment or change in control agreement) or as set forth in Section 4.1(f)(v) of the Company Disclosure Letter, the Company shall, prior to the Effective Time, take all actions (if any) as may be required to cause such extension to occur at the Effective Time and immediately prior to any assumption of the Company Stock Plan by Parent (to the extent permitted under the terms of such Company Stock Plan as of the date of this Agreement).
               (vi) Promptly following the Closing Date, Parent shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (or any successor form) covering the shares of Parent Common Stock issuable upon exercise or vesting of the Company Equity Awards, and shall cause such registration statement to remain effective for as long as there are outstanding any such Company Equity Awards. Except as otherwise specifically provided by this Section 4.1(f), the terms of the Company Equity Awards and the relevant Company Stock Plans, as in effect on the Effective Time, shall remain in full force and effect with respect to the Company Equity Awards after giving effect to the Merger and the assumptions by Parent as set forth above. As soon as practicable following the Effective Time, Parent shall deliver to the holders of Rollover Awards appropriate notices stating that such Rollover Awards and such agreements shall have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(f)).

               (vii) Nothing in this Section 4.1(f) is intended to release any employee or service provider to the Company from any provisions relating to any non-competition, non-solicitation, or confidentiality provisions (or similar provisions) of any Company Equity Award and any associated damages or forfeitures (the “Equity Award Restrictive Covenants”), which shall survive the Effective Time. The Company shall take such action as may be necessary to ensure the survival of the Equity Award Restrictive Covenants and the succession of Parent to the benefits of the Equity Award Restrictive Covenants.
          Section 4.2 Exchange of Certificates Representing Company Common Stock.
               (a) Exchange Fund. As of the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares (the “Exchange Agent”). Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, the number of shares of Parent Common Stock for exchange in accordance with this Article IV, plus the additional cash amounts sufficient to make payments in lieu of fractional shares of Parent Common Stock in accordance with Section 4.2(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto in accordance with Section 4.2(c), being hereinafter referred to as the “Exchange Fund”). Parent shall deposit such shares of Parent Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares.
               (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock as of the Effective Time: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares and shall be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration and any unpaid dividends and distributions on shares of Parent Common Stock in accordance with Section 4.2(c). Upon surrender of a Certificate or Book Entry Shares for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested (in accordance with Section 4.2(i)) and which shall represent, in the aggregate, that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1(a) and (y) a check representing cash in lieu of fractional shares, if any, pursuant to Section 4.2(e) and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding Tax, and any Certificate or Book Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested (in accordance with Section 4.2(i)) and which shall represent, in the aggregate, the proper number of shares of Parent Common Stock, together with a check for cash in lieu of fractional shares, if any and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article IV, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.
               (c) Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any shares of Company Common Stock until the holder of such shares shall surrender such shares in accordance with this Article IV. Subject to Applicable Law, following surrender of any such shares, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of dividends or other distributions with respect to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1, with a record date after the Effective Time but prior to surrender and with a payment date on or prior to the date of such surrender and not previously paid, less the amount of any withholding Taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock that such holder receives with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender, less the amount of any withholding Taxes.
               (d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All shares of Parent Common Stock issued, and any cash paid, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article IV shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by Certificates or Book Entry Shares. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled to pursuant to Section 4.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

               (e) No Fractional Shares.
               (i) No certificates of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued pursuant hereto, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent.
               (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock, multiplied by (y) the closing price for a share of Parent Common Stock as such price is reported on the NASDAQ and published in The Wall Street Journal on the business day immediately preceding the Closing Date.
               (iii) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
               (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Parent Common Stock or book-entry credit of the same) that remains undistributed to the former shareholders of the Company as of the date six months after the Effective Time shall be delivered to Parent. Any former shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of the Merger Consideration and any unpaid dividends and distributions on the shares of Parent Common Stock deliverable to such former shareholder pursuant to this Agreement.
               (g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity, any Affiliate of any of the foregoing, the Exchange Agent or any other Person shall be liable to any Person for any portion of the Exchange Fund delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
               (h) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any unpaid dividends and distributions with respect to shares of Parent Common Stock, as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

               (i) Parent Book Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, the parties intend that Parent may, at its sole option, be permitted to utilize a direct registration system in accordance with the NASDAQ rules and Applicable Law for the shares of Parent Common Stock to be delivered under this Agreement, so that, if Parent so elects, all or any portion of the shares of Parent Common Stock issued in connection with this Agreement may be in uncertificated book entry form unless a physical certificate is requested in writing by a holder of one or more Certificates.
               (j) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to this Article IV. Any interest and other income resulting from such investments shall be paid promptly to Parent.
               (k) Further Assurances. After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.
          Section 4.3 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed as a result of a stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event, the Exchange Ratio, the Merger Consideration and other items dependent thereon shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in (a) the disclosure letter delivered to Parent by the Company at or prior to the execution of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that disclosure of any item in any section of the Company Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article V unless the relevance of such item is reasonably apparent on its face), or (b) the Company Reports filed after December 31, 2010 and prior to the date hereof; provided that (i) any disclosures in such Company Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive, non-specific or forward-looking in nature shall be ignored and (ii) any disclosure in the Company Reports shall be deemed to qualify any representation or warranty in this Article V only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Company Reports shall in no event qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.6 or the first sentence of Section 5.10), the Company represents and warrants to Parent and Merger Sub that:

          Section 5.1 Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Restated Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Amended and Restated By-Laws of the Company (the “Company Bylaws”) previously made available to Parent are true and correct, in full force and effect and contain all amendments thereto.
          Section 5.2 Authorization, Validity, Enforceability and Fairness.
               (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and upon receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby.
               (b) The Company’s execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including, without limitation, the Merger) have been duly authorized by all requisite corporate action on the part of the Company, other than the Company Shareholder Approval and the filing of the Certificate of Merger.
               (c) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
               (d) The Company Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are advisable and in the best interests of the shareholders of the Company, (ii) approved this Agreement, (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company (the “Company Recommendation”), subject to Section 7.3, and (iv) directed that this Agreement be submitted to the shareholders of the Company for approval, subject to Sections 7.3 and 7.4.
               (e) The Company Board has received the opinion of its financial advisor, Southwest Securities, Inc. (the “Company Financial Advisor”), to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (the “Fairness Opinion”). A true, complete and correct copy of such opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.
          Section 5.3 Capitalization.
               (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 4,000,000 shares of preferred stock, $1.00 par value (“Company Preferred Stock”). As of March 18, 2011, there were (i) 19,212,708 outstanding shares of Company Common Stock (including outstanding restricted shares of Company Common Stock) and 37,803 shares of Company Common Stock issued and held in the treasury of the Company, (ii) 761,959 shares of Company Common Stock reserved for issuance upon exercise or vesting of outstanding Company Equity Awards, (iii) 2,177,527 shares of Company Common Stock reserved for issuance under the Company Equity Plans and (iv) no issued or outstanding shares of Company Preferred Stock. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all shares of Company Common Stock reserved for issuance upon exercise or vesting of outstanding Company Equity Awards will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
               (b) Except as set forth in Section 5.3(a) hereof or Section 5.3(b) of the Company Disclosure Letter, there are not issued, reserved for issuance or outstanding, and there are not any obligations of the Company or any of it Subsidiaries to issue, sell, deliver or cause to be issued, sold or delivered (i) any shares of capital stock or other voting securities of, or other equity interests in, the Company, other than outstanding Company Common Stock to be issued pursuant to Company Equity Awards in accordance with their terms, (ii) any options, warrants, calls or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities of, or ownership interests in, the Company or any of its Subsidiaries, (iii) any subscriptions, preemptive rights or similar rights, agreements, arrangements, claims or commitments of any character, relating to the capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests, (iv) any contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such stock, securities or equity interests or (v) any shareholder agreements, voting trusts, registration rights agreements or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any capital stock or other voting securities of or other equity interests in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests.
               (c) The Company has delivered or made available to Parent an accurate and complete copy of each of the Company Stock Plans and the forms of Company Equity Awards. There have been no repricings of any Company Equity Awards that are stock options (“Company Options”) through amendments, cancellation and reissuance or other means since January 1, 2008. No grants of Company Equity Awards are otherwise subject to Section 409A of the Code. All grants of Company Equity Awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with Applicable Law and properly recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Options.
          Section 5.4 Subsidiaries.
               (a) Section 5.4 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, the jurisdiction of incorporation or formation of each such Subsidiary and, as of the date hereof, the jurisdictions in which each such Subsidiary is qualified or licensed to do business. Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and is in good standing under the Applicable Law of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by the Company free and clear of any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, charge, privilege, easement, right of way, reservation, option, right of first refusal and other encumbrance (each, a “Lien”).
               (b) Except for the capital stock or other voting securities or ownership interests in any Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person.
               (c) No Subsidiary of the Company owns any shares of Company Common Stock.
          Section 5.5 No Conflict.
               (a) The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not (i) subject to the receipt of the Company Shareholder Approval, conflict with or result in a violation of any provisions of the Company Articles of Incorporation or Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or a termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries under, any of the provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound; or (iii) subject to the filings and other matters referred to in Section 5.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except for such matters described in clause (ii) or (iii) as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
               (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby in accordance with the terms hereof will not require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Authority, other than those under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), or applicable state securities and “Blue Sky” laws, (iii) the rules and regulations of the NASDAQ Stock Market( “NASDAQ”), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the filing or recordation of other appropriate documents as required by Applicable Law of other states in which the Company is qualified to do business and (v) the Investment Canada Act, except for any consent, approval, qualification or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.
          Section 5.6 SEC Documents; Financial Statements.
               (a) The Company has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2008 (collectively, the “Company Reports”), and has made available to Parent each document it has so filed or furnished, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC. The Company has made available to Parent copies of all material comment letters from the SEC and the Company’s responses thereto since January 1, 2008 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. No Subsidiary of the Company is, or since January 1, 2008 has been, subject to any requirement to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. As of its respective date (or, if amended, as of the date of such amendment), each Company Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (b) Each of the consolidated financial statements included in or incorporated by reference into the Company Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows or changes in shareholders’ equity, as the case may be, of the Company and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).
               (c) There are no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on the Company’s consolidated balance sheet at December 31, 2010, (ii) such liabilities or obligations were incurred in the ordinary course of business consistent with past practice since December 31, 2010 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.
          Section 5.7 Internal Controls and Procedures.
               (a) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
               (b) The books, records and accounts of the Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.
               (c) Each of the chief executive officer and chief financial officer of the Company (or each former chief executive officer and former chief financial officer of the Company, as applicable) has made all certifications (without qualification or exceptions to the matters certified) required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC or NASDAQ with respect to the Company Reports, and the statements contained in such certifications are complete and correct. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.
               (d) The Company has (i) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed to its auditors and the audit committee of the Company Board (A) any “significant deficiencies” or “material weaknesses” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 5) in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.
               (e) The Company has designed and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). The Company’s management, with the participation of the Company’s chief executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
               (f) Neither the Company nor any of its Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (within the meaning of Section 13(k) of the Exchange Act), to or for any director or executive officer (or equivalent thereof) of the Company or any of its Subsidiaries.
          Section 5.8 Compliance with Laws; Permits.
               (a) Neither the Company nor any of its Subsidiaries or the conduct of their respective businesses is, and since January 1, 2008, none has been, in violation in any material respect of any Applicable Law. Since such date, neither the Company nor any of its Subsidiaries has received any written notice, claim or assertion or, to the Company’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law in any material respect. No condition exists which does or would reasonably be expected to constitute a violation of or deficiency in any material respect under any Applicable Law by the Company or any of its Subsidiaries.
               (b) The Company and each of its Subsidiaries hold all material permits, licenses, certifications, grants, easements, permissions, qualifications, registrations, variances, exemptions, consents, orders, franchises, approvals or other authorizations (the “Company Permits”) of all Governmental Authorities or other Persons necessary for the ownership, leasing and operation of their respective assets and the lawful conduct of their respective businesses. All Company Permits are in full force and effect and there exists no default thereunder or breach thereof in any material respect. Neither the Company nor any of its Subsidiaries has received written notice that any such material Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business (either before or after the Effective Time), and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.
          Section 5.9 Litigation.
               (a) Except as set forth in Section 5.9(a) of the Company Disclosure Letter, there are no material (i) Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, or any director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company or any of its Subsidiaries may be liable, at law or in equity, or (ii) Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, or any director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company or any of its Subsidiaries may be liable, before any Governmental Authority or arbitration.
               (b) No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority has been issued or entered against the Company or any of its Subsidiaries or any of their respective officers or directors that continues to be in effect that affects the ownership or operation of any of their respective assets. Since January 1, 2008, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Authority has been issued against the Company or any Subsidiary of the Company.
          Section 5.10 Absence of Certain Changes. Since December 31, 2010, there has not been any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. From December 31, 2010 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice in all material respects, and during such period there has not occurred:
               (a) any recapitalization of the Company or any merger or consolidation of the Company or any of its Subsidiaries with any other Person;
               (b) any acquisition of any business from any other Person;
               (c) any creation or incurrence of any Liens, except for Permitted Liens, on any assets used in the businesses of the Company and its Subsidiaries having an aggregate value in excess of $100,000;
               (d) any making of any loan, advance or capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;
               (e) any material change by the Company or any of its Subsidiaries in any of its material accounting methods, policies, principles, procedures or practices, except for any change required by changes in GAAP or by Applicable Law;

               (f) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock of the Company or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to the Company or another wholly-owned Subsidiary) or any redemption, purchase, repurchase or other acquisition by the Company or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;
               (g) any issuance of shares of Company Common Stock or other equity securities of the Company except pursuant to the Company Stock Plans;
               (h) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of shares of Company Common Stock or any other securities in respect of, in lieu of or in substitution for shares of that capital stock except pursuant to the Company Stock Plans;
               (i) any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of the Company or its Subsidiaries, except for (i) surplus or obsolete equipment, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets for a purchase price not in excess of, or with a fair market value not in excess of, $100,000 in any single transaction or series of related transactions, or (iii) sales, leases, licenses or other transfers between the Company and its wholly-owned Subsidiaries or between those Subsidiaries;
               (j) any material damage to or any material destruction or loss of physical properties the Company or any of its Subsidiaries owns or uses, whether or not covered by insurance;
               (k) except to the extent required under any Company Benefit Plan as in effect on the date of this Agreement or as set forth in Section 5.10(k) of the Company Disclosure Letter, any (i) increase in the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to an employment or change in control agreement), (ii) grant of any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) grant of equity awards to any director, officer, employee or contractor, (iv) entry into or amendment of any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, or (v) except as required to comply with Applicable Law, establishment, adoption, entry into, or amendment in any material respect or termination of any Company Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i) or (ii) of this paragraph; or
               (l) any agreement to do any of the foregoing.

          Section 5.11 Taxes.
               (a) All material Tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to the Company or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) have been properly filed on a timely basis with the appropriate Governmental Authorities, and all material Taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All material Taxes required by law to have been withheld or collected by the Company or any of its Subsidiaries (including, but not limited to, Taxes required to have been withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other individual) have been withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.
               (b) There is no Proceeding now pending or (to the knowledge of the Company) threatened in respect of any material Tax liability of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received written notice from any Governmental Authority of its intent to examine or audit any Returns of the Company or any of its Subsidiaries, and no Governmental Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable. Neither the Company nor any of its Subsidiaries has any liability for any Tax under Treas. Reg. § 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which the Company is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law. Neither the Company nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or to any agreement under any similar provision of any state, local or foreign law, and no agreement has otherwise been entered into with any Governmental Authority by or with respect to the Company or any of its Subsidiaries which require the Company or any of its Subsidiaries to adjust any Tax items of the Company or any of its Subsidiaries in any Return due after the date hereof. Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among any of the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or similar agreements). Since January 1, 2007, the Company has not rescinded any material election relating to Taxes or settled or compromised any Proceeding or audit relating to any material Taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes. As of the date of this Agreement, there are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any Governmental Authority for information with respect to Taxes of the Company or any of its Subsidiaries. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.
               (c) No Return filed by the Company or any of its Subsidiaries with respect to any Taxable period ending on or after January 1, 2008 contains a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign law, and no Return has been filed by the Company or any of its Subsidiaries with respect to which the preparer of such Return advised consideration of inclusion of such a disclosure statement, which disclosure statement was not included. Neither the Company nor any of its Subsidiaries has at any time participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304.
               (d) Neither the Company nor any of its Subsidiaries has, for any tax year for which the statute of limitations is still open for income tax purposes, been a “distributing” or “controlled” corporation within the meaning of Section 355 of the Code in any transaction intended to qualify under such section or any corresponding provision of foreign or state law.
               (e) To the extent required, the Company and each of its Subsidiaries have properly and in a timely manner documented their transfer pricing methodologies in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.
               (f) Neither the Company nor any of its Subsidiaries owns any interest in a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).
               (g) Except as set forth in Section 5.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently, or has been during the five year period preceding the date hereof, subject to any type of Tax in any country other than the United States. Except for claims that were resolved more than five years prior to the date hereof, no claim has been made by any Governmental Authority in any foreign country where the Company and its Subsidiaries have not filed Returns and have not paid Taxes that the Company or any of its Subsidiaries is subject to Tax by that jurisdiction.
               (h) Neither the Company nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          Section 5.12 Employee Benefit Plans.
               (a) Section 5.12(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans, as well as all outstanding Company Equity Awards and their respective holders, along with their respective exercise prices, if applicable, and vesting schedules. The term “Company Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, pension, bonus, incentive, deferred compensation, stock option (or other equity-based, including all Company Stock Plans), severance, employment, consulting, change in control, welfare (including post-retirement medical and life insurance), cafeteria, voluntary employee beneficiary association (“VEBA”), vacation or other paid time off and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or was during the six year period preceding the Effective Time under common control, or treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under any Applicable Law or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of its Subsidiaries or ERISA Affiliates is a participant.
               (b) The Company has made available to Parent true and complete copies of (i) the Company Benefit Plans (including amendments) and, if applicable, the most recent trust agreements and amendments (including but not limited to any tax-exempt trust, secular trust, VEBA and rabbi trust documents), (ii) associated contracts and amendments thereto (including, but not limited to, insurance contracts, HMO/PPO/POS agreements, recordkeeping agreements, third party administrator agreements and stop loss insurance contracts), Forms 5500 or any analogous reports filed with respect to non-U.S. based Company Benefit Plans, including all schedules and attachments for the past three years, (iii) summary plan descriptions, summaries of material modifications including any analogous communications provided with respect to non-U.S. based Company Benefit Plans, (iv) funding statements, annual trust reports and actuarial reports for the past three years, (v) Internal Revenue Service determination or opinion letters for each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code, Internal Revenue Service exemption rulings for any VEBA or other trust intended to be tax-exempt under Section 501(a) of the Code and any analogous letters or rulings for any non-U.S. based Company Benefit Plan or funding arrangement intended to qualify for favorable tax treatment under foreign law.
               (c) All applicable reporting and disclosure requirements have been met in all material respects with respect to the Company Benefit Plans. The Company Benefit Plans comply in all material respects with the requirements of ERISA, the Code and the regulations issued thereunder or with the statues and regulations of any applicable jurisdiction (including but not limited to non-U.S. jurisdictions with respect to any non-U.S. based Company Benefit Plan).
               (d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been timely amended to comply with the applicable qualification requirements, or may be retroactively amended to satisfy such requirements within the applicable remedial amendment period under Section 401(b) of the Code and has received, or has currently pending or will timely submit an application for, a favorable determination letter from the Internal Revenue Service that considers the qualification requirements enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and related legislation (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such requirements). Each such Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms (or if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code), and has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status.
               (e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the proposed or final Treasury regulations issued pursuant to Section 409A of the Code, as applicable, and, since January 1, 2009, has complied with the written document and operational requirements of Section 409A of the Code.
               (f) To the Company’s knowledge, (i) there are no breaches of fiduciary duty in connection with the Company Benefit Plans that would subject the Company, its Subsidiaries or Employees or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law and (ii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA with respect to which an individual, class or statutory exemption is not available has occurred that involves the assets of any Company Benefit Plan that could subject the Company, its Subsidiaries or Employees, or any trustee, administrator or other fiduciary to material taxes or penalties under Section 4975 of the Code or Section 409 or 502 of ERISA.
               (g) There are no pending or, to the Company’s knowledge, threatened Proceedings against or otherwise involving any Company Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.
               (h) All contributions required to be made as of the date of this Agreement to the Company Benefit Plans have been timely made or provided for. All accruals (including where appropriate, proportional accruals for partial periods) under any Company Benefit Plan for periods prior to the Effective Time have been made.
               (i) No Company Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which the Company or any of its Subsidiaries or ERISA Affiliates established, maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “defined benefit plan” (as defined in section 3(35) of ERISA) or

(iv) subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code.
               (j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) cause any payments or benefits to any employee, officer or director of the Company or any of its Subsidiaries to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code (or similar non-U.S. law), respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, or (ii) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of the Company or any Subsidiary thereof.
               (k) To the Company’s knowledge, each Company Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, regardless of whether subject to ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (COBRA) or non-U.S. law, as applicable, (ii) death benefits under any pension plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
               (l) With respect to any non-U.S. based Company Benefit Plan, (i) if intended to qualify for special tax treatment, each such non-U.S. plan meets the requirements for such treatment in all material respects; (ii) if intended to be book reserved, any such non-U.S. plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; and (iii) if intended to be funded, any such non-U.S. plan is either fully funded or any shortfall is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan.
          Section 5.13 Labor and Employee Matters.
               (a) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, including worker health and safety. Except as set forth in Section 5.13(a) of the Company Disclosure Letter, since January 1, 2008, (i) neither the Company nor any of its Subsidiaries has been a party to any Proceeding in which the Company was, or is, alleged to have violated any Contract or Applicable Law relating to employment, equal employment opportunity, discrimination, harassment or retaliation, wrongful termination, immigration, the payment or calculation of wages or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees; and (ii) neither the Company nor any of its Subsidiaries has received any written notice of intent by any Governmental Authority responsible for the enforcement of any Applicable Law regarding labor or employment to conduct an investigation or inquiry relating to the Company, and no such investigation or inquiry is in progress.
               (b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, or any other labor union contracts. No labor organization or group of employees of the Company or any of its Subsidiaries has made, or to the knowledge of the Company threatened to make, a demand against the Company or any of its Subsidiaries for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any employees of the Company or any of its Subsidiaries. There are no ongoing, or to the Company’s Knowledge, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.
               (c) The Company and its Subsidiaries are in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law. Neither the Company nor any of its Subsidiaries has misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.
               (d) Except for such matters that have not had and would not be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (i) the Company and its Subsidiaries have complied with all Applicable Laws respecting the employment of labor, (ii) neither the Company nor any Subsidiary of the Company has received any complaint of any unfair labor practice, violation of worker health and safety or other unlawful employment practice or any notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, the Company or any Subsidiary of the Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges, worker health and safety or other employee-related complaints against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

          Section 5.14 Environmental Matters.
               (a) The Company and each Subsidiary of the Company is and since January 1, 2008, has been in compliance in all material respects with Environmental Laws (other than common law). There are no past or present facts, conditions or circumstances relating to or arising under any Environmental Laws that interfere in any material respect with the conduct of any of their respective businesses in the manner now conducted. “Environmental Laws” means any orders of, writs, judgments, decrees or injunctions issued by, and agreements with any Governmental Authority related to Hazardous Materials, or any Applicable Law related to Hazardous Materials, worker health and safety, or the protection of natural resources or the environment. “Hazardous Materials” means any “hazardous substance,” “hazardous materials,” “hazardous wastes,” “pollutant,” “contaminant,” or “petroleum” (or any fraction thereof) and “natural gas liquids,” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., and includes petroleum, petroleum products and petroleum by-products.
               (b) Each of the Company and its Subsidiaries has, and is in compliance in all material respects with, all material permits and other authorizations and approvals required under applicable Environmental Laws for its operations, such permits, authorizations and approvals are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such permits, authorizations and approvals.
               (c) No judicial or administrative Proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that allege the violation of or seek to impose liability, injunctive relief or remedial obligations pursuant to any Environmental Law, and except as would not reasonably be expected to result in a material violation of or liability under Environmental Law or would not be reasonably expected to have a Company Material Adverse Effect, there has been no release or spill of or any other incident, condition or circumstance involving any Hazardous Materials (i) at, on, or from any property currently owned or operated by the Company or its Subsidiaries or, during the time of the Company’s or any of its Subsidiaries’ ownership or operation, formerly owned or operated by the Company or its Subsidiaries, (ii) for which the Company or any Subsidiary of the Company has assumed responsibility, or (iii) associated with the off-site disposal of Hazardous Materials by the Company or any Subsidiary of the Company.
               (d) Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, deficiency, or liability or potential liability under any Environmental Law, (ii) received any written third-party claim asserting liability of the Company or its Subsidiaries for matters arising under Environmental Laws or under contracts pursuant to which the Company or its Subsidiaries assumed environmental obligations with respect to those environmental obligations, or (iii) entered into any consent decree or order or is subject to any order of any court or Governmental Authority in each case either under any Environmental Law or relating to the cleanup of any Hazardous Materials and in each case, since January 1, 2008 or that remains unresolved or outstanding.

               (e) The Company has delivered to or otherwise made available for inspection by Parent true, complete and correct copies and results of any material reports, studies, analyses, cost estimates, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has assumed contractual liability for environmental conditions, or regarding the Company’s or its Subsidiaries’ compliance with applicable Environmental Laws.
               (f) The representations and warranties made pursuant to this Section 5.14 and Section 5.6 are the exclusive representations and warranties by the Company regarding compliance with or liability under Environmental Laws or Hazardous Materials.
          Section 5.15 Properties.
               (a) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it, respectively, in the Company’s annual report on Form 10-K for the year ended December 31, 2010, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties are free and clear of all Liens, other than Permitted Liens.
               (b) Each of the Company and its Subsidiaries has complied, in all material respects, with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such agreements.
               (c) The assets, properties and rights owned or leased by the Company and its Subsidiaries comprise all the assets, properties and rights utilized by the Company or any of its Subsidiaries in the operation of their respective businesses as presently conducted, and, in the aggregate, are sufficient to permit the Company and its Subsidiaries to operate their respective businesses as presently conducted.
               (d) All items of operating equipment owned or leased by the Company and its Subsidiaries are in a state of repair so as to be adequate, in all material respects, for operations in the areas in which they are operated.
               (e) Section 5.15(e) of the Company Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned by the Company or any of its Subsidiaries, together with the physical address of and primary use for each such property.

          Section 5.16 Intellectual Property.
               (a) Section 5.16(a) of the Company Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, copyright registrations and domain names that are owned by the Company or any of its Subsidiaries (the “Company Registered IP”), (ii) indicates for each item of Company Registered IP the applicable jurisdiction, title, registration number (or application number), the owner and all current applicants, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby the Company or any of its Subsidiaries has been granted the legal right to use any Company IP that the Company or any of its Subsidiaries does not own, (iv) lists all agreements whereby the Company or any of its Subsidiaries grants to any Person the right to use any Company IP, other than such agreements which grant such rights, without payment of a royalty, for use with a specific project or with equipment purchased from the Company or any of its Subsidiaries and (v) lists all agreements entered into since January 1, 2008 whereby the Company or any of its Subsidiaries grants to any Person an indemnity with respect to the Intellectual Property of any Person.
               (b) The Company Registered IP is currently in compliance with all formal legal requirements (including the payment of all filing, examination and annuity and maintenance fees and proof of working or use) and none of the registrations of such Company Registered IP has lapsed or expired or been cancelled, abandoned or deemed abandoned, other than at the election of the Company or at the end of the full available term for such rights.
               (c) The Company or its Subsidiaries owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Company IP. The Company IP is sufficient, in all material respects, to enable Parent, the Surviving Entity and any of their Subsidiaries, following the Merger, to operate the business of the Company as currently conducted and as currently proposed to be conducted in the future.
               (d) (i) No Proceeding against the Company or any of its Subsidiaries regarding any Company IP is pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no Person is infringing or misappropriating Company IP that is material to the business or operations of the Company or any of its Subsidiaries, (iii) neither the Company IP nor any product or service of the Company or any of its Subsidiaries currently offered or provided, or offered or provided since January 1, 2006, infringes or misappropriates the Intellectual Property of any Person, (v) neither the Company nor any of its Subsidiaries has received any claim or notice alleging any infringement, misappropriation or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or alleging that the operation of the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted in the future requires a license to the Intellectual Property of any Person, and (v) neither the Company nor any of its Subsidiaries has received any charge, complaint, claim or notice that any of the Company Registered IP is unenforceable or invalid.
          Section 5.17 Insurance. Section 5.17 of the Company Disclosure Letter lists each insurance policy (including any commercial property and casualty, general liability, workers’

compensation, liability, pollution liability, directors and officers and other liability policies) owned by the Company or any of its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) currently in effect, and the Company has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. Each such policy is in full force and effect, is in such amount and covers such losses and risks as are consistent with industry practice and is adequate, in the judgment of senior management of the Company, to protect the properties and businesses of the Company and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party to the policy is in breach or default in any material respect thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. None of the Company or any of its Subsidiaries has been refused any insurance with respect to its assets or operations since January 1, 2008. Section 5.17 of the Company Disclosure Letter describes any self-insurance arrangements affecting the Company or its Subsidiaries.
          Section 5.18 Certain Contracts.
               (a) Section 5.18 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following Contracts by which the Company or any of its Subsidiaries is a party or bound:
               (i) any lease of real or personal property providing for annual rentals of $100,000 or more;
               (ii) any partnership, joint venture or other similar agreement or arrangement;
               (iii) any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of the Company) relating to (A) any outstanding Debt or (B) any guarantee furnished by or on behalf of the Company or any of its Subsidiaries;
               (iv) any Contract made since January 1, 2008 relating to the disposition or acquisition of material assets not in the ordinary course of business having a value in excess of $100,000;
               (v) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
               (vi) any Contract or covenant that (A) purports to limit the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries;
               (vii) any Contract under which the Company or any of its Subsidiaries has agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any surety bonds, which such surety bonds (bid, performance or other) were obtained in connection with services being performed by the Company or any of its Subsidiaries are set forth in Section 5.18(a)(vii) of the Company Disclosure Letter; and
               (viii) any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect (the Contracts described in clauses (i)–(viii), whether or not included as an exhibit to the Company Reports, and together with all exhibits and schedules to such Contracts, being referred to herein each as a “Company Material Contract”).
               (b) The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract that is not included as an exhibit to the Company Reports.
               (c) Each Company Material Contract is in full force and effect, and the Company and each of its Subsidiaries have performed all obligations required to be performed by them, in all material respects, to date under each Company Material Contract to which they are party. Neither the Company nor any of its Subsidiaries (i) is in material breach of or violation or default under any Company Material Contract or (ii) has received written notice of any such material breach, violation or default or the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Company Material Contract is enforceable by the Company or a Subsidiary of the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
          Section 5.19 Government Contracts. Section 5.19 of the Company Disclosure Letter sets forth a true, correct and complete list, of all (a) Government Contracts to which the Company or any of its Subsidiaries is a party, the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and (b) outstanding bids and proposals that have been submitted by the Company or any of its Subsidiaries to any Governmental Authority, any proposed prime contractor to a Governmental Authority or any proposed higher-tiered subcontractor. The Government Contracts set forth on Section 5.19(a) of the Company Disclosure Letter are in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach or non-compliance thereunder or under any representation or certification in respect thereof. For purposes of this Agreement, “Government Contract” means any Contract, however denominated, including any procurement, task order, work order, purchase order, delivery order, blanket purchase agreement, co-operative agreement or other transaction with the U.S. Government or any other applicable foreign Governmental Authority at the prime or subcontract level (at any tier) under a federal prime Contract, entered into by a party hereto or any of its Subsidiaries for the provision of goods, services or construction.
          Section 5.20 No Brokers. The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company,

Parent or their respective Affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except that the Company has retained the Company Financial Advisor. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendment, waivers of other charges thereto) between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.
          Section 5.21 Parent Stock Ownership. Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent.
          Section 5.22 Vote Required. The only vote of the holders of any class or series of the Company capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including, without limitation, the Merger) is the affirmative vote in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, by the holders of at least 80% of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”).
          Section 5.23 Improper Payments.
               (a) The Company and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Law), neither the Company nor any of its Affiliates, directors, officers, employees, agents or other Representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (ii) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist the Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage. For the purposes of this Agreement, “Foreign Government Official” means (i) any officer or employee of a non-U.S. Governmental Authority or any public international organization; (ii) any person acting in an official capacity for or on behalf of a non-U.S. Governmental Authority or any public international organization; (iii) any candidate for foreign political office; or (iv) any foreign political party or official thereof.
               (b) The Company and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.
               (c) No civil or criminal penalties have been imposed on the Company or any of its Affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws and, since January 1, 2008, no Governmental Authority has notified the Company of any actual or alleged violation or breach of the Foreign Corrupt Practice Act or any other applicable anticorruption or antibribery law.
               (d) To the Company’s knowledge, the Company and its Subsidiaries have not been since January 1, 2008 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Neither the Company nor any of its Subsidiaries are participating in any investigation by a Governmental Authority relating to alleged violations by the Company or its Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.
          Section 5.24 Takeover Statutes; Rights Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause this Agreement or the Merger to be subject to any takeover or similar provision of the TBOC or any other similar provision that limits or restricts business combinations or the ability to acquire voting shares, and neither the execution of this Agreement, the consummation of the Merger or the other transactions contemplated hereby shall be, or shall be deemed to be, a “affiliated business combination” within the meaning of Section 21.601-21.610 of the TBOC. The Company has no share purchase rights plan or similar rights plan limiting any party’s ability to acquire shares in the Company without the Company Board’s approval.
          Section 5.25 Interested Party Transactions. Section 5.25 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts (other than Company Benefit Plans) or transactions under which the Company or any of its Subsidiaries has any existing or future liabilities, in each case between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of the Company or any individual that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Company Common Stock, or (c) to the knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries) (each a “Company Affiliate Transaction”). Parent has been provided with true and complete copies of any such Contracts or arrangements.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
          Except as set forth in (a) the disclosure letter delivered to the Company by Parent at or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that disclosure of any item in any section of the Parent Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article VI unless the relevance of such item is reasonably apparent on its face), or (b) the Parent Reports filed after September 30, 2010 and prior to the date hereof; provided that (i) any disclosures in such Parent Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive, non-specific or forward-looking in nature shall be ignored and (ii) any disclosure in the Parent Reports shall be deemed to qualify any representation or warranty in this Article VI only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Parent Reports shall in no event qualify the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6 or the first sentence of 6.10), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
          Section 6.1 Existence; Good Standing; Corporate Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Texas. Parent is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles of Incorporation”) and the bylaws of Parent and the certificate of formation and bylaws of Merger Sub previously made available to the Company are true and correct and contain all amendments thereto.
          Section 6.2 Authorization, Validity, Enforceability and Fairness.
               (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and upon receipt of the Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby.
               (b) Parent’s and Merger Sub’s execution of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including, without limitation, the Merger) have been duly authorized by all requisite corporate action on the part of Parent, other than the Parent Shareholder Approval and the filing of the Certificate of Merger.
               (c) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

               (d) The Parent Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the shareholders of Parent, (ii) approved this Agreement, (iii) resolved to recommend the approval of the issuance of Parent Common Stock to the shareholders of the Company in accordance with this Agreement (the “Parent Recommendation”), subject to Section 7.3, and (iv) directed that the issuance of Parent Common Stock to the shareholders of the Company in accordance with this Agreement be submitted to the shareholders of Parent for approval, subject to Sections 7.3 and 7.4.
               (e) The Parent Board has received the opinion of its financial advisor, Raymond James & Associates, Inc. (the “Parent Financial Advisor”), to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent. A true, complete and correct copy of such opinion will be delivered to the Company promptly after the date of this Agreement for informational purposes only.
          Section 6.3 Capitalization.
               (a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share of which 500,000 have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of preferred share purchase rights distributed to the holders of Parent Common Stock pursuant to the Rights Agreement, dated as of July 23, 2009, between Parent and Mellon Investors Services LLC, as rights agent, as amended to date. As of March 15, 2011, there were (i) 7,918,989 outstanding shares of Parent Common Stock (including outstanding restricted shares of Parent Common Stock), (ii) 135,300 shares of Parent Common Stock reserved for issuance upon exercise of outstanding options to acquire shares of Parent Common Stock, (iii) 460,310 shares of Parent Common Stock reserved for issuance pursuant to awards (“Parent Equity Awards”) under Parent’s 2006 Stock and Performance Incentive Plan and 2004 Incentive Stock Plan, (each such plan, a “Parent Stock Plan”) and (iv) no shares of preferred stock outstanding. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all shares of Parent Common Stock reserved for issuance upon exercise or vesting of outstanding Parent Equity Awards will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
               (b) Except for this Agreement or as set forth in Section 6.3(a), there are not issued, reserved for issuance or outstanding, and there are not any obligations of Parent to issue, sell, deliver or cause to be issued, sold or delivered (i) any shares of capital stock or other voting securities of, or other equity interests in, Parent, other than outstanding Parent Common Stock issued pursuant to Parent Equity Awards in accordance with their terms, (ii) any options, warrants, calls or other rights to acquire from Parent any capital stock, voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities of, or ownership interests in, Parent, (iii) any subscriptions, preemptive rights or similar rights, agreements, arrangements, claims or commitments of any character, relating to the capital stock of Parent, or securities convertible into or exchangeable for such stock, securities or equity interests, (iv) any contractual obligations of Parent to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other equity interest in, Parent or securities convertible into or exchangeable for such stock, securities or equity interests or (v) any shareholder agreements, voting trusts, registration rights agreements or similar agreements to which Parent is a party with respect to the voting or registration of any capital stock or other voting securities of or other equity interests in Parent, or securities convertible into or exchangeable for such stock, securities or equity interests.
               (c) Parent has delivered or made available to the Company an accurate and complete copy of each Parent Stock Plan and the forms of Parent Equity Awards. There have been no repricings of any Parent Equity Awards that are stock options (“Parent Options”) through amendments, cancellation and reissuance or other means since January 1, 2008. No grants of Parent Equity Awards are otherwise subject to Section 409A of the Code. All grants of Parent Equity Awards were validly made and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in compliance with Applicable Law and properly recorded on the financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Options.
          Section 6.4 Subsidiaries.
               (a) Other than Merger Sub, Parent has no Subsidiaries.
               (b) All of the outstanding capital stock of Merger Sub is owned directly by Parent, and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Effective Time, Merger Sub will have 100 outstanding shares of its common stock, par value $0.01 per share.
               (c) Except for the capital stock in Merger Sub held by Parent, neither Parent nor Merger Sub owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person.
          Section 6.5 No Conflict.
               (a) The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not (i) subject to the receipt of the Parent Shareholder Approval, conflict with or result in a violation of any provisions of the Parent Articles of Incorporation or Parent’s bylaws or the Certificate of Formation or bylaws of the Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or a termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiaries under, any of the provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent is a party, or by which Parent or any of its properties is bound; or (iii) subject to the filings and other matters referred to in Section 6.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except for such matters described in clause (ii) or (iii) as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
               (b) The execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby in accordance with the terms hereof will not require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Authority, other than (i) the HSR Act, (ii) the Securities Act, the Exchange Act or applicable state securities and “Blue Sky” laws, (iii) the filing of a listing application in accordance with Section 7.8 with, or the rules and regulations of, NASDAQ, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the filing or recordation of other appropriate documents as required by Applicable Law of other states in which Parent is qualified to do business and (v) the Investment Canada Act, except for any consent, approval, qualification or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, individually or in the aggregate, would not have, or would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 6.6 SEC Documents; Financial Statements.
               (a) Parent has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2008 (collectively, the “Parent Reports”), and has made available to the Company each document it has so filed or furnished, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC. Parent has made available to the Company copies of all material comment letters from the SEC and Parent’s responses thereto since January 1, 2008 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Reports. As of its respective date (or, if amended, as of the date of such amendment), each Parent Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (b) Each of the financial statements included in or incorporated by reference into the Parent Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of

Parent for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).
               (c) There are no liabilities or obligations of Parent (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on Parent’s balance sheet at September 30, 2010, (ii) such liabilities or obligations were incurred in the ordinary course of business consistent with past practice since September 30, 2010 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
          Section 6.7 Disclosure and Internal Controls and Procedures.
               (a) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
               (b) The books, records and accounts of Parent, all of which have been made available to the Company, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.
               (c) Each of the chief executive officer and chief financial officer of Parent (or each former chief executive officer and former chief financial officer of Parent, as applicable) has made all certifications (without qualification or exceptions to the matters certified) required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC or NASDAQ with respect to the Parent Reports, and the statements contained in such certifications are complete and correct. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.
               (d) Parent has (i) established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed to its auditors and the audit committee of the Parent Board (A) any “significant deficiencies” or “material weaknesses” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 5) in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.
               (e) Parent has designed and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange

Act). Parent’s management, with the participation of Parent’s chief executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended September 30, 2010, and such assessment concluded that such internal controls were effective using the framework specified in Parent’s annual report on Form 10-K for the fiscal year ended September 30, 2010. To the knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
               (f) Parent, since the enactment of the Sarbanes-Oxley Act, has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (within the meaning of Section 13(k) of the Exchange Act), to or for any director or executive officer (or equivalent thereof) of Parent.
          Section 6.8 Compliance with Laws; Permits.
               (a) Since October 1, 2008, Parent has not been, in violation in any material respect of any Applicable Law. Since such date, Parent has not received any written notice, claim or assertion or, to Parent’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law in any material respect. No condition exists which does or would reasonably be expected to constitute a violation of or deficiency in any material respect under any Applicable Law by Parent.
               (b) Parent holds all material permits, licenses, certifications, grants, easements, permissions, qualifications, registrations, variances, exemptions, consents, orders, franchises, approvals or other authorizations (the “Parent Permits”) of all Governmental Authorities or other Persons necessary for the ownership, leasing and operation of its assets and the lawful conduct of its business. All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof in any material respect. Parent has not received written notice that any such material Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business (either before or after the Effective Time), and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.
          Section 6.9 Litigation.
               (a) There are no material (i) Proceedings pending or, to Parent’s knowledge, threatened against Parent or its assets, or any director, officer or employee of Parent in respect of which Parent may be liable, at law or in equity, or (ii) Proceedings pending or, to Parent’s knowledge, threatened against Parent or its respective assets, or any director, officer or employee of Parent in respect of which Parent may be liable, before any Governmental Authority or arbitrator.

               (b) No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority has been issued or entered against Parent or any of its officers or directors that continues to be in effect that affects the ownership or operation of any of its assets. Since October 1, 2008, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Authority has been issued against Parent.
          Section 6.10 Absence of Certain Changes. Since September 30, 2010, there has not been any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. From September 30, 2010 to the date of this Agreement, Parent has conducted its business only in the ordinary course and consistent with past practice in all material respects, and during such period there has not occurred:
               (a) any recapitalization of Parent or any merger or consolidation of Parent with any other Person;
               (b) any acquisition of any business from any other Person;
               (c) any creation or incurrence of any Liens, except for Permitted Liens, on any assets used in the business Parent having an aggregate value in excess of $100,000;
               (d) any making of any loan, advance or capital contribution to, or investment in, any Person;
               (e) any material change by Parent in any of its material accounting methods, policies, principles, procedures or practices, except for any change required by changes in GAAP or by Applicable Law;
               (f) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock of Parent or any redemption, purchase, repurchase or other acquisition by Parent, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent;
               (g) any issuance of shares of Parent Common Stock or other equity securities of Parent except pursuant to the Parent Stock Plans;
               (h) any split, combination or reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of shares of Parent Common Stock or any other securities in respect of, in lieu of or in substitution for shares of that capital stock except pursuant to Parent Stock Plans;
               (i) any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of Parent, except for (i) surplus or obsolete equipment, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets for a purchase price not in excess of, or with a fair market value not in excess of, $100,000 in any single transaction or series of related transactions;
               (j) any material damage to or any material destruction or loss of physical properties Parent owns or uses, whether or not covered by insurance;
               (k) except to the extent required under any Parent Benefit Plan as in effect on the date of this Agreement, any (i) increase in the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to an employment or change in control agreement), (ii) grant of any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) grant of equity awards to any director, officer, employee or contractor, (iv) entry into or amendment of any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, or (v) except as required to comply with Applicable Law, establishment, adoption, entry into, or amendment in any material respect or termination of any Parent Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i) or (ii) of this paragraph; or
               (l) any agreement to do any of the foregoing.
          Section 6.11 Taxes.
               (a) All material Returns required to be filed by or with respect to Parent (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included Parent) have been properly filed on a timely basis with the appropriate Governmental Authorities, and all material Taxes that have become due (regardless of whether reflected on any Return) have been duly paid or deposited in full on a timely basis or adequately reserved for in accordance with GAAP. All material Taxes required by law to have been withheld or collected by Parent (including, but not limited to, Taxes required to have been withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other individual) have been withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.
               (b) There is no Proceeding now pending or (to the knowledge of Parent) threatened in respect of any material Tax liability of Parent, and Parent has not received written notice from any Governmental Authority of its intent to examine or audit any Returns of Parent, and no Governmental Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent may be liable. Parent has no liability for any Tax under Treas. Reg. § 1.1502-6 or any similar provision of any other Tax law, except for Taxes of an affiliated group of which Parent is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law. As of the date of this Agreement, Parent has not granted any material request, agreement, consent or waiver to extend any period of limitations applicable to the assessment of any Tax upon Parent. Parent is not a party to any closing agreement described in Section 7121 of the Code or to any agreement under any similar provision of any state, local or foreign law, and no agreement has otherwise been entered into with any Governmental Authority which require Parent to adjust any Tax items of Parent in any Return due after the date hereof. Parent is not a party to, is not bound by and has no obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement (other than customary Tax indemnifications contained in credit or similar agreements). Since January 1, 2007, Parent has not rescinded any material election relating to Taxes or settled or compromised any Proceeding or audit relating to any material Taxes, or except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes. As of the date of this Agreement, there are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any Governmental Authority for information with respect to Taxes of Parent. Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.
               (c) No Return filed by Parent with respect to any Taxable period ending on or after January 1, 2008 contains a disclosure statement under Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign law, and no Return has been filed by Parent with respect to which the preparer of such Return advised consideration of inclusion of such a disclosure statement, which disclosure statement was not included. Parent has not at any time participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was or is required to be disclosed under Treasury Regulations Section 1.6011-4 or participated in a transaction that has been disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304.
               (d) Parent has not, for any tax year for which the statute of limitations is still open for income tax purposes, been a “distributing” or “controlled” corporation within the meaning of Section 355 of the Code in any transaction intended to qualify under such section or any corresponding provision of foreign or state law.
               (e) To the extent required, Parent has properly and in a timely manner documented its transfer pricing methodologies in compliance with Section 6662(e) (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law.
               (f) Parent does not own any interest in a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).
               (g) Parent is not currently, and has not been during the five year period preceding the date hereof, subject to any type of Tax in any country other than the United States. Except for claims that were resolved more than five years prior to the date hereof, no claim has been made by any Governmental Authority in any foreign country where Parent has not filed Returns and has not paid Taxes that Parent is subject to Tax by that jurisdiction.

               (h) Parent does not know of any fact, and has not taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          Section 6.12 Employee Benefit Plans.
               (a) Section 6.12(a) of the Parent Disclosure Letter contains a list of all Parent Benefit Plans, as well as all outstanding Parent Equity Awards and their respective holders, along with their respective exercise prices, if applicable, and vesting schedules. The term “Parent Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, pension, bonus, incentive, deferred compensation, stock option (or other equity-based, including all Parent Stock Plans), severance, employment, consulting, change in control, welfare (including post-retirement medical and life insurance), cafeteria, VEBA, vacation or other paid time off and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Parent or ERISA Affiliates, to which Parent or ERISA Affiliates is a party or is required to provide benefits under any Applicable Law or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Parent or ERISA Affiliates is a participant.
               (b) Parent has made available to the Company true and complete copies of (i) the Parent Benefit Plans (including amendments) and, if applicable, the most recent trust agreements and amendments (including but not limited to any tax-exempt trust, secular trust, VEBA and rabbi trust documents), (ii) associated contracts and amendments thereto (including, but not limited to, insurance contracts, HMO/PPO/POS agreements, recordkeeping agreements, third party administrator agreements and stop loss insurance contracts), Forms 5500 or any analogous reports filed with respect to non-U.S. based Parent Benefit Plans, including all schedules and attachments for the past three years, (iii) summary plan descriptions, summaries of material modifications including any analogous communications provided with respect to non-U.S. based Parent Benefit Plans, (iv) funding statements, annual trust reports and actuarial reports for the past three years, (v) Internal Revenue Service determination or opinion letters for each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code, Internal Revenue Service exemption rulings for any VEBA or other trust intended to be tax-exempt under Section 501(a) of the Code and any analogous letters or rulings for any non-U.S. based Parent Benefit Plan or funding arrangement intended to qualify for favorable tax treatment under foreign law.
               (c) All applicable reporting and disclosure requirements have been met in all material respects with respect to the Parent Benefit Plans. The Parent Benefit Plans comply in all material respects with the requirements of ERISA, the Code and the regulations issued thereunder or with the statues and regulations of any applicable jurisdiction (including but not limited to non-U.S. jurisdictions with respect to any non-U.S. based Parent Benefit Plan).

               (d) Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has been timely amended to comply with the applicable qualification requirements, or may be retroactively amended to satisfy such requirements within the applicable remedial amendment period under Section 401(b) of the Code and has received, or has currently pending or will timely submit an application for, a favorable determination letter from the Internal Revenue Service that considers the qualification requirements enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and related legislation (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such requirements). Each such Parent Benefit Plan has been maintained and operated in all material respects in accordance with its terms (or if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code), and has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status.
               (e) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the proposed or final Treasury regulations issued pursuant to Section 409A of the Code, as applicable, and, since January 1, 2009, has complied with the written document and operational requirements of Section 409A of the Code.
               (f) To Parent’s knowledge, (i) there are no breaches of fiduciary duty in connection with the Parent Benefit Plans that would subject Parent or Employees or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law and (ii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA with respect to which an individual, class or statutory exemption is not available has occurred that involves the assets of any Parent Benefit Plan that could subject Parent or Employees, or any trustee, administrator or other fiduciary to material taxes or penalties under Section 4975 of the Code or Section 409 or 502 of ERISA.
               (g) There are no pending or, to Parent’s knowledge, threatened Proceedings against or otherwise involving any Parent Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any Parent Benefit Plan before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.
               (h) All contributions required to be made as of the date of this Agreement to the Parent Benefit Plans have been timely made or provided for. All accruals (including where appropriate, proportional accruals for partial periods) under any Parent Benefit Plan for periods prior to the Effective Time have been made.
               (i) No Parent Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Parent or ERISA Affiliates established, maintained, sponsored or contributed to within the six-year period preceding the

Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or (iv) subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code.
               (j) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) cause any payments or benefits to any employee, officer or director of Parent to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code (or similar non-U.S. law), respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, or (ii) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Parent thereof.
               (k) To Parent’s knowledge, each Parent Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, regardless of whether subject to ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Parent Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (COBRA) or non-U.S. law, as applicable, (ii) death benefits under any pension plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
               (l) With respect to any non-U.S. based Parent Benefit Plan, (i) if intended to qualify for special tax treatment, each such non-U.S. plan meets the requirements for such treatment in all material respects; (ii) if intended to be book reserved, any such non-U.S. plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; and (iii) if intended to be funded, any such non-U.S. plan is either fully funded or any shortfall is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan.
          Section 6.13 Labor and Employee Matters.
               (a) Parent is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, including worker health and safety. Since January 1, 2008, (i) Parent has not been a party to any Proceeding in which Parent was, or is, alleged to have violated any Contract or Applicable Law relating to employment, equal employment opportunity, discrimination, harassment or retaliation, wrongful termination, immigration, the payment or calculation of wages or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees; and (ii) Parent has not received any written notice of intent by any Governmental Authority responsible for the enforcement of any Applicable Law regarding labor or employment to conduct an investigation or inquiry relating to Parent, and no such investigation or inquiry is in progress.
               (b) Parent is not a party to any collective bargaining agreements, or any other labor union contracts. No labor organization or group of employees of Parent has made, or to the knowledge of Parent threatened to make, a demand against Parent for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any employees of Parent. There are no ongoing, or to Parent’s Knowledge, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the knowledge of Parent, threatened against or involving Parent.
               (c) Parent is in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law. Parent has not misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.
               (d) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent has complied with all Applicable Laws respecting the employment of labor, (ii) Parent has not received any complaint of any unfair labor practice, violation of worker health and safety or other unlawful employment practice or any notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Parent or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges, worker health and safety or other employee-related complaints against Parent pending or, to the knowledge of Parent, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.
          Section 6.14 Environmental Matters.
               (a) Parent is and since January 1, 2008, has been in compliance in all material respects with Environmental Laws (other than common law). There are no past or present facts, conditions or circumstances relating to or arising under any Environmental Laws that interfere in any material respect with the conduct of any of their respective businesses in the manner now conducted.

               (b) Parent has, and is in compliance in all material respects with, all material permits and other authorizations and approvals required under applicable Environmental Laws for its operations, such permits, authorizations and approvals are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such permits, authorizations and approvals.
               (c) No judicial or administrative Proceedings or governmental investigations are pending or, to the knowledge of Parent, threatened against Parent that allege the violation of or seek to impose liability, injunctive relief or remedial obligations pursuant to any Environmental Law, and except as would not reasonably be expected to result in a material violation of or liability under Environmental Law or would not be reasonably expected to have a Parent Material Adverse Effect, there has been no release or spill of or any other incident, condition or circumstance involving any Hazardous Materials (i) at, on, or from any property currently owned or operated by Parent or, during the time of Parent’s ownership or operation, formerly owned or operated by Parent, (ii) for which Parent has assumed responsibility, or (iii) associated with the off-site disposal of Hazardous Materials by Parent.
               (d) Parent has not (i) received any written notice of noncompliance with, violation of, deficiency, or liability or potential liability under any Environmental Law, (ii) received any written third-party claim asserting liability of Parent for matters arising under Environmental Laws or under contracts pursuant to which Parent assumed environmental obligations with respect to those environmental obligations, or (iii) entered into any consent decree or order or is subject to any order of any court or Governmental Authority in each case either under any Environmental Law or relating to the cleanup of any Hazardous Materials and in each case, since January 1, 2008 or that remains unresolved or outstanding.
               (e) Parent has delivered to or otherwise made available for inspection by the Company true, complete and correct copies and results of any material reports, studies, analyses, cost estimates, tests or monitoring possessed or initiated by Parent pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Parent or for which Parent has assumed contractual liability for environmental conditions, or regarding Parent’s compliance with applicable Environmental Laws.
               (f) The representations and warranties made pursuant to this Section 6.14 and Section 6.6 are the exclusive representations and warranties by Parent regarding compliance with or liability under Environmental Laws or Hazardous Materials.
          Section 6.15 Properties.
               (a) Parent has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it in Parent’s annual report on Form 10-K for the year ended September 30, 2010, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties are free and clear of all Liens, other than Permitted Liens.
               (b) Parent has complied, in all material respects, with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such agreements.
               (c) The assets, properties and rights owned or leased by Parent comprises all the assets, properties and rights utilized by Parent in the operation of its business as presently conducted, and, in the aggregate, are sufficient to permit Parent to operate its business as presently conducted.
               (d) All items of operating equipment owned or leased by Parent are in a state of repair so as to be adequate, in all material respects, for operations in the areas in which they are operated.
               (e) Section 6.15(e) of the Parent Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned by Parent, together with the physical address of and primary use for each such property.
          Section 6.16 Intellectual Property.
               (a) Section 6.16(a) of the Parent Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, copyright registrations and domain names that are owned by Parent (the “Parent Registered IP”), (ii) indicates for each item of Parent Registered IP the applicable jurisdiction, title, registration number (or application number), the owner and all current applicants, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby Parent has been granted the legal right to use any Parent IP that Parent does not own, (iv) lists all agreements whereby Parent grants to any Person the right to use any Parent IP, other than such agreements which grant such rights, without payment of a royalty, for use with a specific project or with equipment purchased from Parent and (v) lists all agreements entered into since January 1, 2008 whereby Parent grants to any Person an indemnity with respect to the Intellectual Property of any Person.
               (b) The Parent Registered IP is currently in compliance with all formal legal requirements (including the payment of all filing, examination and annuity and maintenance fees and proof of working or use) and none of the registrations of such Parent Registered IP has lapsed or expired or been cancelled, abandoned or deemed abandoned, other than at the election of Parent or at the end of the full available term for such rights.
               (c) Parent owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Parent IP.

               (d) (i) No Proceeding against Parent regarding any Parent IP is pending or, to the knowledge of Parent, threatened, (ii) to the knowledge of Parent, no Person is infringing or misappropriating Parent IP that is material to the business or operations of Parent, (iii) neither the Parent IP nor any product or service of Parent currently offered or provided, or offered or provided since January 1, 2006, infringes or misappropriates the Intellectual Property of any Person, (v) Parent has not received any claim or notice alleging any infringement, misappropriation or violation by Parent of the Intellectual Property of any Person or alleging that the operation of the business of Parent as currently conducted or as currently proposed to be conducted in the future requires a license to the Intellectual Property of any Person, and (v) Parent has not received any charge, complaint, claim or notice that any of the Parent Registered IP is unenforceable or invalid.
          Section 6.17 Insurance. Section 6.17 of the Parent Disclosure Letter lists each insurance policy (including any commercial property and casualty, general liability, workers’ compensation, liability, pollution liability, directors and officers and other liability policies) owned by Parent or which names Parent as an insured (or loss payee) currently in effect, and Parent has made available to the Company a true, complete and correct copy of each such policy or the binder therefor. Each such policy is in full force and effect, is in such amount and covers such losses and risks as are consistent with industry practice and is adequate, in the judgment of senior management of Parent, to protect the properties and businesses of Parent and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, neither Parent, nor to Parent’s knowledge, any other party to the policy is in breach or default in any material respect thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. Parent has not been refused any insurance with respect to its assets or operations since January 1, 2008. Section 6.17 of the Parent Disclosure Letter describes any self-insurance arrangements affecting Parent.
          Section 6.18 Certain Contracts.
               (a) Section 6.18 of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following Contracts by which Parent is a party or bound:
               (i) any lease of real or personal property providing for annual rentals of $100,000 or more;
               (ii) any partnership, joint venture or other similar agreement or arrangement;
               (iii) any Contract relating to (A) any outstanding Debt or (B) any guarantee furnished by or on behalf of Parent;
               (iv) any Contract made since January 1, 2008 relating to the disposition or acquisition of material assets not in the ordinary course of business having a value in excess of $100,000;

               (v) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
               (vi) any Contract or covenant that (A) purports to limit the type of business in which Parent may engage or the manner or locations in which any of them may so engage in any business or (B) could require the disposition of any material assets or line of business of Parent;
               (vii) any Contract under which Parent has agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any surety bonds, which such surety bonds (bid, performance or other) were obtained in connection with services being performed by Parent are set forth in Section 6.18(a)(vii) of the Parent Disclosure Letter; and
               (viii) any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect (the Contracts described in clauses (i)–(viii), whether or not included as an exhibit to the Parent Reports, and together with all exhibits and schedules to such Contracts, being referred to herein each as a “Parent Material Contract”).
          (b) Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract that is not included as an exhibit to the Parent Reports.
               (c) Each Parent Material Contract is in full force and effect, and Parent has performed all obligations required to be performed by it, in all material respects, to date under each Parent Material Contract to which it is party. Parent (i)is not in material breach of or violation or default under any Parent Material Contract or (ii) has not received written notice of any such material breach, violation or default or the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Parent Material Contract is enforceable by Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity.
          Section 6.19 Government Contract. Section 6.19 of the Parent Disclosure Letter sets forth a true, correct and complete list, of all (a) Government Contracts to which Parent is a party, the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and (b) outstanding bids and proposals that have been submitted by Parent to any Governmental Authority, any proposed prime contractor to a Governmental Authority or any proposed higher-tiered subcontractor. The Government Contracts set forth on Section 6.19(a) of the Parent Disclosure Letter are in full force and effect, and Parent is not in material breach or non-compliance thereunder or under any representation or certification in respect thereof.
          Section 6.20 No Brokers. Parent has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Parent, the Company or their respective Affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except that Parent has retained the Parent Financial Advisor. Parent has heretofore furnished to the Company a correct and complete copy of all agreements (including any amendment, waivers of other charges thereto) between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.
          Section 6.21 Company Stock Ownership. Parent does not own any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company.
          Section 6.22 Vote Required. The only vote of the holders of any class or series of Parent capital stock necessary to approve any transaction contemplated by this Agreement is the vote of the holders of shares of Parent Common Stock required by the rules of NASDAQ to approve the issuance of shares of Parent Common Stock in the Merger (the “Parent Shareholder Approval”).
          Section 6.23 Improper Payments.
               (a) Parent and its Affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act, and any other applicable anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Law), neither Parent nor any of its Affiliates, directors, officers, employees, agents or other Representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (ii) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Parent in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.
               (b) Parent and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.
               (c) No civil or criminal penalties have been imposed on Parent or any of its Affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws and, since January 1, 2008, no Governmental Authority has notified Parent of any actual or alleged violation or breach of the Foreign Corrupt Practice Act or any other applicable anticorruption or antibribery law.

               (d) To Parent’s knowledge, Parent has not been since January 1, 2008 and is not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Parent is not participating in any investigation by a Governmental Authority relating to alleged violations by Parent or its Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.
          Section 6.24 Affiliate Transactions. Section 6.24 of the Parent Disclosure Letter sets forth a correct and complete list of the Contracts (other than Parent Benefit Plans) or transactions under which Parent has any existing or future liabilities, in each case between Parent, on the one hand, and, on the other hand, any (a) present executive officer or director of Parent or any individual that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Parent Common Stock, or (c) to the knowledge of Parent, any Affiliate of any such executive officer, director or owner (other than Parent) (each, a “Parent Affiliate Transaction”). Company has been provided with true and complete copies of any such Contracts or arrangements.
ARTICLE VII.
COVENANTS
          Section 7.1 Conduct of Business by the Company. The Company covenants and agrees as to itself and its Subsidiaries that, prior to the Effective Time, unless Parent has consented in writing, and except as otherwise expressly contemplated by this Agreement, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Parent may consent in writing or (C) as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of its Subsidiaries to:
               (a) amend the Company Articles of Incorporation or Company Bylaws or other applicable governing instruments or the organizational documents of any of its Subsidiaries;
               (b) merge or consolidate with any Person or acquire (whether by acquisition of stock or assets, joint venture or otherwise) any Person or assets, in any single transaction (or series of related transactions) in excess of $100,000;
               (c) (i) adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien any shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of the Company or any Subsidiary, other than issuances of shares of the Company Common Stock upon exercise or settlement of the Company Equity Awards outstanding on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of the Company Options in accordance with the Company Stock Plans, or (y) the settlement of the Company Equity Awards or the Company Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Company Stock Plans;
               (d) except to the extent required under any Company Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement), (ii) grant any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) make any new equity awards to any director, officer, employee or contractor, (iv) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Company Benefit Plan or, except as otherwise provided herein, take any action to accelerate entitlement to compensation or benefits under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i), (ii) or (iii) of this paragraph; provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as required by the terms of the Company Benefit Plans as in effect on the date hereof, (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of an employment or change in control agreement having “good reason” (within the meaning of such agreement) to terminate employment and collect severance payments and benefits pursuant to such agreement, and (viii) terminate the employment of any holder of an employment or change in control agreement other than for “cause” (within the meaning of such agreement);
               (e) (i) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of any class of capital stock or other equity interests of the Company or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to the Company or another wholly-owned Subsidiary) or (ii) redeem, purchase or otherwise acquire any of the Company’s or any of its Subsidiaries’ capital stock, or make any commitment for any such action other than pursuant to the Company Stock Plans as in effect on the date hereof;

               (f) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of the Company or its Subsidiaries (including capital stock of Subsidiaries) except for (i) sales of surplus or obsolete equipment, (ii) sales, leases, licenses or other transfers between the Company and its wholly-owned Subsidiaries or between those Subsidiaries or (iii) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;
               (g) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company);
               (h) change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;
               (i) fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;
               (j) (i) make or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes, except to the extent of any reserve reflected on the Company’s consolidated balance sheet as of December 31, 2010 as filed with the SEC in its Annual Report on Form 10-K for the year then ended relating to such matter that was established in the ordinary course of business consistent with past practice, (iii) change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax returns for the most recent taxable year for which a return has been filed, (iv) amend any material Return or file any material refund claim, (v) enter into a closing agreement with any taxing authorities, or (vi) give or request any waiver of a statute of limitations with respect to any Tax or Tax Return;
               (k) settle or compromise any Proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims;
               (l) (i) create, incur or assume any Debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any Debt or debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except intercompany Debt among the Company and its Subsidiaries in the ordinary course of business consistent with past practice; (ii) repurchase, repay, defease or pre-pay any Debt, except (A) repayments in the ordinary course of business or (B) repayments of indebtedness by a Subsidiary of the Company to the Company or its wholly-owned Subsidiaries; or (iii) except with respect any Proceeding, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;
               (m) (i) mortgage, pledge, or suffer to exist any Liens (other than Permitted Liens) on, any asset or property, or (ii) pledge or otherwise encumber any shares of capital stock of the Company or any of its Subsidiaries;
               (n) except for capital expenditures for items and in the amounts set forth in the capital budget included in Section 7.1(n) of the Company Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $100,000 in the aggregate;
               (o) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate or waive any rights under any Company Material Contract, or (ii) enter into any new agreement that would have been a Company Material Contract if it were entered into at or prior to the date hereof;
               (p) enter into, renew, extend, amend, grant a waiver under or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction or transaction that would be a Company Affiliate Transaction if such transaction occurred prior to the date hereof;
               (q) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
               (r) purchase or otherwise acquire, directly or indirectly, any of the capital stock of Parent or securities convertible or exchangeable into or exercisable for any shares of capital stock of Parent;
               (s) subject to Section 7.3, take any action that would, or would reasonably be expected to, (i) result in any condition in Article VIII not being satisfied, (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) cause any representation in the applicable form of representation certificate contemplated by Section 8.2(d) hereof to be untrue as of the Closing; or
               (t) agree or commit to do any of the foregoing.
          Section 7.2 Conduct of Business by Parent. Parent covenants and agrees as to itself that, prior to the Effective Time, unless the Company has consented in writing, and except as otherwise expressly contemplated by this Agreement, the business of Parent shall be conducted only in the ordinary course of business consistent with past practices and, to the extent consistent therewith, Parent shall use its respective reasonable best efforts to preserve its business organizations intact, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Parent. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as the Company may consent in writing or (C) as set forth in Section 7.1 of the Parent Disclosure Letter, Parent shall not directly or indirectly:
               (a) amend the Parent Articles of Incorporation or other applicable governing instruments;
               (b) merge or consolidate with any Person or acquire (whether by acquisition of stock or assets, joint venture or otherwise) any Person or assets, in any single transaction (or series of related transactions) in excess of $100,000;
               (c) (i) adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien any shares of any class of capital stock or other equity interest of Parent or any options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Parent, other than issuances of shares of the Parent Common Stock upon exercise or settlement of the Parent Equity Awards outstanding on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of the Parent Options in accordance with the Parent Stock Plans, or (y) the settlement of the Parent Equity Awards or the Parent Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Parent Stock Plans;
               (d) except to the extent required under any Parent Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement), (ii) grant any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) make any new equity awards to any director, officer, employee or contractor, (iv) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Parent Benefit Plan or take any action to accelerate entitlement to compensation or benefits under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i), (ii) or (iii) of this paragraph; provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, or (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as required by the terms of the Parent Benefit Plans as in effect on the date hereof;

               (e) (i) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of any class of capital stock or other equity interests of Parent or (ii) redeem, purchase or otherwise acquire any of Parent’s capital stock, or make any commitment for any such action other than pursuant to the Parent Stock Plans as in effect on the date hereof;
               (f) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Parent except for (i) sales of surplus or obsolete equipment, or (ii) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;
               (g) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person;
               (h) change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;
               (i) fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;
               (j) (i) make or rescind any material election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes, except to the extent of any reserve reflected on Parent’s balance sheet as of September 30, 2010 as filed with the SEC in its Annual Report on Form 10-K for the year then ended relating to such matter that was established in the ordinary course of business consistent with past practice, (iii) change in any material respect any of its methods of reporting any item for Tax purposes from those employed in the preparation of its Tax returns for the most recent taxable year for which a return has been filed, (iv) amend any material Return or file any material refund claim, (v) enter into a closing agreement with any taxing authorities, or (vi) give or request any waiver of a statute of limitations with respect to any Tax or Tax Return;
               (k) settle or compromise any Proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims;
               (l) (i) create, incur or assume any Debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Parent, guarantee any Debt or debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice; (ii) repurchase, repay, defease or pre-pay any Debt, except repayments in the ordinary course of business or (iii) except with respect any Proceeding, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;
               (m) (i) mortgage, pledge, or suffer to exist any Liens (other than Permitted Liens) on, any asset or property, or (ii) pledge or otherwise encumber any shares of capital stock of Parent;
               (n) except for capital expenditures for items and in the amounts set forth in the capital budget included in Section 7.2(n) of the Parent Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $100,000 in the aggregate;
               (o) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate or waive any rights under any Parent Material Contract, or (ii) enter into any new agreement that would have been a Parent Material Contract if it were entered into at or prior to the date hereof;
               (p) enter into, renew, extend, amend, grant a waiver under or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction or transaction that would be a Parent Affiliate Transaction if such transaction occurred prior to the date hereof;
               (q) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;
               (r) purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries;
               (s) subject to Section 7.3, take any action that would, or would reasonably be expected to, (i) result in any condition in Article VIII not being satisfied, (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) cause any representation in the applicable form of representation certificate contemplated by Section 8.3(d) hereof to be untrue as of the Closing; or
               (t) agree or commit to do any of the foregoing.
          Section 7.3 No Solicitation.
               (a) Each of the Company and Parent (each, a “No-Shop Party” and, with respect to each other, the “Other Party”) agrees that neither it nor any of its Subsidiaries shall, and each No Shop Party shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal in respect of such No-Shop Party, (ii) engage, continue or otherwise participate in any discussions or negotiations regarding, or furnish (or cause to be furnished) non-public information relating to such No-Shop Party or any of its Subsidiaries or afford access to properties, books or records of the No-Shop Party or any of its Subsidiaries to any Person in connection with or in furtherance of any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other agreement, constituting or related to, or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than confidentiality agreements contemplated by this Section 7.3), or (iv) propose publicly or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Representative of a No-Shop Party or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of such No-Shop Party or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.3(a) by such No-Shop Party.
               Notwithstanding the foregoing, at any time prior to (but not after) obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, a No-Shop Party may, directly or indirectly through its Representatives, (i) furnish information and access, but only in response to a written request for information or access, to any person making an Acquisition Proposal which was not solicited, initiated, knowingly encouraged or knowingly facilitated by the No-Shop Party or any of its Subsidiaries, Affiliates or Representatives and (ii) may participate in discussions and negotiate with such Person concerning any such unsolicited Acquisition Proposal, if and only to the extent all of the following conditions are met: (A) the No-Shop Party has not breached this Section 7.3(a) in any material respect with respect to such Acquisition Proposal, (B) the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (C) the No-Shop Party enters into a customary confidentiality agreement with the Person making such Acquisition Proposal which is (1) no less favorable to the No-Shop Party and (2) no less restrictive of such Person than the Confidentiality Agreement, dated May 28, 2010, as amended on June 1, 2010, between Parent and the Company (the “Confidentiality Agreement”) and all such information provided thereunder has previously been provided to the Other Party or is provided to the Other Party concurrently with its provision to such Person.
               (b) Except as expressly permitted by this Section 7.3(b), neither the Board of Directors of a No-Shop Party nor any committee thereof shall (i) fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to the Other Party, the Company Recommendation or the Parent Recommendation, as applicable, (ii) make any other public statement that is inconsistent with the Company Recommendation or the Parent Recommendation, as applicable, (iii) recommend, endorse, adopt or approve, or propose publicly to recommend, endorse, adopt or approve, any Acquisition Proposal or (iv) fail to reaffirm or re-publish within five business days upon request by the Other Party (publicly if so requested) the Company Recommendation or the Parent Recommendation, as applicable (any action or failure described in this clause (i) being referred to as a “Company Adverse Recommendation Change” or a “Parent Adverse Recommendation Change”, as applicable).
Notwithstanding the foregoing, at any time prior to (but not after) obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, and subject to the No-Shop Party’s compliance at all times with the provisions of this Section 7.3, (i) the Board of Directors of the No-Shop Party may make a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable, or (ii) the No-Shop Party may terminate this Agreement and enter into an agreement, understanding or arrangement providing for an Acquisition Proposal (a “Superior Acquisition Proposal Termination”), in each case, if and only to the extent all of the following conditions are met: (A) the Acquisition Proposal has not been withdrawn, (B) the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal, (C) the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of the No-Shop Party under Applicable Law, and (D) in the case of a Superior Acquisition Proposal Termination, the concurrent payment of the applicable Termination Fee in accordance with Section 9.5(a) or Section 9.5(b), as applicable; provided, however, no Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or Superior Acquisition Proposal Termination may be made or occur, in each case,
(1) until after the third business day following the Other Party’s receipt of written notice (a “Change/Intent to Terminate Notice”) from the No-Shop Party advising the Other Party that the No-Shop Party’s Board of Directors intends to take such action or the No-Shop Party intends to terminate this Agreement, which Change/Intent to Terminate Notice will specify the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Change/Intent to Terminate Notice and a new three business day period);
(2) unless during such three business day period, the No-Shop Party shall, and shall cause its financial and legal advisors to, upon the Other Party’s request, discuss with the Other Party in good faith this Agreement and any adjustments to the terms and conditions of this Agreement that the Other Party may propose in response to the Acquisition Proposal; and
(3) if, prior to the expiration of such three business day period, the Other Party makes a proposal to adjust the terms and conditions of this Agreement that the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the Acquisition Proposal so that such Acquisition Proposal no longer constitutes a Superior Proposal;

provided, however, that the No-Shop Party need not comply with the provisions of subclauses (2) and (3) of this Section 7.3(b) if the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that such Superior Proposal (as specified in the Change/Intent to Terminate Notice issued to the Other Party pursuant to subclause (1) of this Section 7.3(b)) constitutes a Special Valuation Proposal.
               (c) In addition to the obligations of each No-Shop Party set forth in paragraphs (a) and (b) of this Section 7.3, each No-Shop Party shall promptly (and in any event within 24 hours after receipt thereof) advise the Other Party orally and in writing of any Acquisition Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto). Each No-Shop Party shall (i) keep the Other Party reasonably informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal or inquiry and (ii) provide to the Other Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to such No-Shop Party or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal; provided, however, that such No-Shop Party need not inform the Other Party regarding the identity of the Person making any such Acquisition Proposal or inquiry.
               (d) Nothing contained in this Section 7.3 shall prohibit any No-Shop Party or any Board of Directors of a No-Shop Party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or other Applicable Law, if, in the good faith judgment of the No-Shop Party’s Board of Directors, after receipt of advice from outside counsel, failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties to shareholders of the No-Shop Party under Applicable Law; provided, however, that in no event shall the No-Shop Party or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 7.3(b).
               (e) Each No-Shop Party (i) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, with any Person conducted heretofore with respect to any Acquisition Proposal in respect of such No-Shop Party and (ii) shall promptly request the return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.
               (f) For purposes of this Agreement:
               (i) “Acquisition Proposal” means, with respect to either No-Shop Party, any inquiry, proposal or offer, whether or not in writing, from any Person other than the Other Party or its Affiliates relating to, or that would reasonably be expected to lead to, any (A) direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (i) assets or businesses that constitute 20% or more of the consolidated net revenues, net income or assets (based on either book or fair market value) of such No-Shop Party and its Subsidiaries, or (ii) 20% or more of any class of equity securities of such No-Shop Party, (B) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of such No-Shop Party, or (C) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such No-Shop Party, in each case other than the transactions contemplated by this Agreement.
               (ii) “Special Valuation Proposal” means a Superior Proposal that the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that, if consummated, would result in such No-Shop Party’s shareholders receiving consideration valued at 115% or more of the consideration to be received by such No-Shop Party’s shareholders pursuant to the transactions contemplated by this Agreement, as such consideration may have then been modified by the Other Party in response to such Acquisition Proposal.
               (iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any Person other than the Other Party or its Affiliates, which, if consummated, would result in such Person (or its shareholders) owning, directly or indirectly, at least 80% of the shares of Company Common Stock or Parent Common Stock, as applicable, then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 80% of all the assets of the No-Shop Party, which the No-Shop Party’s Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation and outside counsel, to be (A) more favorable to the shareholders of the No-Shop Party from a financial point of view than the Merger, taking into account all the terms and conditions of such proposal, the Person making such proposal and this Agreement (including any break-up fees, expense reimbursement provisions, conditions to consummation, strategic considerations, legal and regulatory considerations, and any changes to the terms of this Agreement proposed by the Other Party in response to such offer or otherwise pursuant to this Section 7.3) and (B) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal. For purposes of the definitions of “Acquisition Proposal,” “Special Valuation Proposal” and “Superior Proposal,” the term “Person” shall include any group within the meaning of Section 13(d) of the Exchange Act.
          Section 7.4 Preparation of Proxy Statement; Meetings of Shareholders.
               (a) As promptly as practicable after the date of this Agreement, each of Parent and the Company shall cooperate and prepare the joint proxy statement with respect to the meetings of the shareholders of Parent and of the Company in connection with the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC, a Registration Statement on Form S-4 (with any amendments or supplements thereto, the “Form S-4”) under the Securities Act with respect to the shares of Parent Common Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the Proxy Statement/Prospectus. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby. As promptly as practicable after receipt thereof, each party shall provide the other party copies of any written comments, and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement/Prospectus. Each of the parties shall provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Form S-4 and, except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference in the Form S-4, any substantive communications prior to filing such with the SEC, and will promptly provide the other party with a copy of all such filings and communications made with the SEC.
               (b) Parent shall use reasonable best efforts, and the Company shall cooperate, to obtain, prior to the effective date of the Form S-4, all necessary state securities law or “Blue Sky” permits or approvals required with respect to the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each Party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.
               (c) Each of Parent and the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.
               (d) Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Parent and the Company, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the shareholders of the Company.
               (e) The Company, acting through the Company Board, shall, in accordance with Applicable Law and the Company Articles of Incorporation or Company Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Company Shareholders Meeting”) as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act for the purpose of obtaining the Company Shareholder Approval. The Company Board shall, subject to Section 7.3(b), make the Company Recommendation, include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless (i) a Company Adverse Recommendation Change has occurred in accordance with Section 7.3 or (ii) this Agreement is terminated in accordance with Article IX and subject to compliance with Section 7.3, the Company will submit this Agreement for approval by the shareholders of the Company at the Company Shareholders Meeting. The Company shall use its reasonable best efforts to cause the Company Shareholders Meeting to be held on the same date as the Parent Shareholders Meeting.
               (f) Parent, acting through the Parent Board, shall, in accordance with Applicable Law and Parent’s articles of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Parent Shareholders Meeting”) as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act for the purpose of obtaining the Parent Shareholder Approval. Except to the extent permitted by Section 7.3(b), the Parent Board shall make the Parent Recommendation, include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Parent Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless (i) a Parent Adverse Recommendation Change has occurred in accordance with Section 7.3 or (ii) this Agreement is terminated in accordance with Article IX and subject to compliance with Section 7.3, Parent will submit this Agreement for approval by the shareholders of Parent at the Parent Shareholders Meeting. Parent shall use its reasonable best efforts to cause the Parent Shareholders Meeting to be held on the same date as the Company Shareholders Meeting. Notwithstanding anything to the contrary in this Agreement, Parent may, in its sole discretion, submit a proposal to its shareholders at the Parent Shareholders Meeting to approve an amendment to the Parent Articles of Incorporation.
          Section 7.5 Filings; Reasonable Best Efforts.
               (a) Upon the terms and subject to the conditions herein provided, and subject to Section 7.3, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including (i) to satisfy the conditions precedent to the obligations of any of the parties hereto, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third-party documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and Parent shall, as soon as practicable and in any event within ten business days after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and make such other filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as the parties determine are necessary under applicable Antitrust Laws. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing; provided, that neither party is obligated to share any document submitted to or received from a Governmental Authority that reflects the negotiations between the parties or the valuation of some or all of any party’s business.
               (b) Each of the parties hereto shall use its reasonable best efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under Applicable Law. The Company and Parent shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or the competition authorities of any other jurisdiction for additional information or documentation under applicable Antitrust Laws.
               (c) The parties shall cooperate in all respects with each other in connection with any antitrust defense of the transactions contemplated by this Agreement in any Proceeding by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law.
               (d) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (i) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent or of the Company or any of its Subsidiaries or (ii) agree to, or proffer to, limit in any respect the ownership or operation by Parent or the Company or any of its Subsidiaries of any asset (whether tangible or intangible) or any portion of any business of Parent or the Company or any of its Subsidiaries, including the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including the right to vote the Company Common Stock on all matters properly presented to the shareholders of the Company.
               (e) Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Authority or other Person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company.

          Section 7.6 Inspection. Subject to any limitations imposed by Applicable Law, from the date of this Agreement to the Effective Time, each of the Company and Parent shall allow all designated officers, attorneys, accountants and other Representatives of Parent or the Company, as the case may be, reasonable access, at reasonable times, upon reasonable notice, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records and any other information pertaining to the business and affairs of the Company or Parent (as applicable) or their respective Subsidiaries, as Parent or the Company may reasonably request, including inspection, testing or sampling of such properties; provided, that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder. Notwithstanding any provision of this Agreement or a party’s provision of information or investigation pursuant to the preceding sentence, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it may not provide to the other party by reason of any Applicable Law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of the Company and Parent agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement.
          Section 7.7 Publicity. The Company and Parent will, unless otherwise required by Applicable Law or by obligations pursuant to any national securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public announcement pertaining to this Agreement or the other transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 7.4, neither Parent nor the Company shall issue any such press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public statement. The foregoing shall not apply with respect to any press release or public announcement arising out of a Company Adverse Recommendation Change or Parent Adverse Recommendation Change effected in accordance with Section 7.3. Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.
          Section 7.8 Listing Application. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as Merger Consideration to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
          Section 7.9 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 7.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except: (a) as Section 9.5 otherwise provides; and (b) that the Company and Parent shall share equally (i) the fees incident to the filings referred to in Section 7.5(a), (iii) the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing the Proxy Statement/Prospectus and (iii) the fees associated with the NASDAQ listing referred to in Section 7.8.
          Section 7.11 Indemnification and Insurance.
               (a) The certificate of incorporation and bylaws of the Surviving Entity and each of its Subsidiaries shall, for a period of six years after the Effective Time, contain provisions no less favorable to the Persons covered thereby on the date hereof with respect to exculpation, indemnification and advancement of expenses than as set forth in the Company Articles of Incorporation or Company Bylaws and the organizational documents of the Company’s Subsidiaries, respectively, as of the date of this Agreement.
               (b) Prior to the Effective Time, the Company shall purchase “tail” insurance coverage covering the six-years after the Effective Time and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by the Company pursuant to the terms set forth in Section 7.11(b) of the Company Disclosure Letter.
               (c) As a separate and independent obligation, Parent hereby guarantees the payment and performance by the Surviving Entity of its indemnification obligations pursuant to this Section 7.11 and pursuant to the contractual agreements entered into by the Company prior to the date hereof relating to indemnification of directors and officers of the Company and set forth in Section 7.11(c) of the Company Disclosure Letter (the “Existing Indemnification Agreements”). From and after the Effective Time, Parent shall cause the Surviving Entity to comply with all of its obligations under this Section 7.11 and under the Existing Indemnification Agreements.
               (d) In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.11.
          Section 7.12 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its

Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.
          Section 7.13 Notification. Each party shall give to the others prompt notice of (a) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
          Section 7.14 Employee Matters.
               (a) For a period of not less than 12 months following the Effective Time, the participants in the Company Benefit Plans who were employed by the Company and remain in the employment of the Surviving Entity and its Subsidiaries (“Continuing Employees”) and their dependents (collectively, “Affected Participants”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time either through Company Benefit Plans, if any, that are continued by Parent or through Parent Benefit Plans; provided that neither Parent nor the Surviving Entity nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.
               (b) Nothing contained herein shall be construed as requiring Parent or the Surviving Entity to continue any specific plans or to continue the employment of any specific Person.
               (c) To the extent Parent elects to have Affected Participants participate in any applicable Parent Benefit Plans, Parent shall cause the Surviving Entity to recognize the service of each Continuing Employee with Parent, the Company or its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) as if such service had been performed with Parent (i) for purposes of eligibility for vacation under Parent’s vacation program, (ii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), and (iii) for purposes of eligibility, contributions and vesting under any “defined contribution plan” (as defined in Section 3(34) of ERISA) maintained by Parent or any of its ERISA Affiliates, but not for purposes of any other employee benefit plan of Parent.

               (d) To the extent Parent elects to have Affected Participants participate in an applicable Parent Benefit Plan that is a welfare plan, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Affected Participants to the extent such conditions and exclusions were satisfied or did not apply to such Affected Participants under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Affected Participant, upon presentment of appropriate documentation such as explanations of benefits statements with credit for any co-payments and deductibles paid during the plan year or policy year, as applicable, in which the Effective Time occurs (or, if later, the plan year or policy year in which a Company Benefit Plan is terminated to the extent such Company Benefit Plan is maintained after the Effective Time pursuant to Section 7.14(a)), for purposes of satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
               (e) Notwithstanding any provision herein to the contrary, immediately prior to the Closing Date, the Company shall cause any Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) to be terminated, and prior to such termination, all required plan amendments and restatements under Applicable Law shall be made to such Company Qualified Plans. The Company shall confirm to Parent at such time that such Company Qualified Plans are terminated. The parties hereto shall take all necessary and legally permissible actions in order to cause the Company Qualified Plans to distribute the account balances thereunder for each Affected Participant who participated in such Company Qualified Plans as soon as practicable following the Closing Date, and, subject to Applicable Law, the consent of the Affected Participants, and the terms of any defined contribution plan sponsored by the Parent post-Closing (the “Post-Closing Plan”), to accomplish the rollover of cash distributed to the Affected Participants, if such Affected Participants so elect, on account of the transactions contemplated herein to the Post-Closing Plan as soon as practicable following the Closing Date.
               (f) The parties hereto acknowledge and agree that all provisions contained in this Section 7.14 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company, Parent or any of their Affiliates.
          Section 7.15 Other Pre-Closing Matters.
               (a) Parent shall use its reasonable best efforts to (i) prior to the Closing, enter into an employment agreement with its Chief Executive Officer in substantially the form attached hereto as Exhibit E, (ii) enter, or cause the Surviving Entity to enter, into employment agreements with the officers of the Company and its Subsidiaries named in Section 7.15(a)(ii) of the Parent Disclosure Letter effective as of the Effective Time in substantially the form attached hereto as Exhibit E, as each such form may be modified pursuant to the terms set forth in Section 7.15(a)(ii) of the Parent Disclosure Letter and (iii)

enter into indemnification agreements with the Designated Directors effective as of the Effective Time in substantially the form attached hereto as Exhibit F.
               (b) The Company shall use its reasonable best efforts to obtain a reconfirmation of the Fairness Opinion from the Company Financial Advisor as of the Closing Date (the “Reconfirmation Opinion”). The Company shall promptly advise Parent of its receipt of such opinion or other written indication of its inability to obtain such opinion.
               (c) The Company shall use its reasonable best efforts to cause the shares beneficially owned by the directors and officers named in Section 7.15(c) of the Parent Disclosure Letter to be subject to Company Shareholder Voting Agreements as soon as reasonably practicable after the date hereof but in no event later than five business days after the date hereof. Parent shall use its reasonable best efforts to cause the shares beneficially owned by the director named in Section 7.15(c) of the Company Disclosure Letter to be subject to the Parent Shareholder Voting Agreement as soon as reasonably practicable after the date hereof but in no event later than five business days after the date hereof.
          Section 7.16 Shareholder Litigation. Each party hereto shall give the other the opportunity to reasonably participate in the defense of any shareholder litigation against the Company and/or its directors or officers or against the Parent and/or its directors or officers, as applicable, relating to the transactions contemplated by this Agreement.
          Section 7.17 Tax Treatment. Prior to and at the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and shall not take any action reasonably likely to cause the Merger to not so qualify.
ARTICLE VIII.
CONDITIONS
          Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) by each of the parties hereto to this Agreement at or prior to the Closing Date of the following conditions:
               (a) Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.
               (b) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
               (c) (i) No judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction in the United States that would prohibit or enjoin the consummation of the Merger shall be in effect and (ii) no law, statute, rule or regulation shall have been enacted by any Governmental Authority of competent jurisdiction in the United States which prohibits or makes unlawful the consummation of the Merger shall be in effect.

               (d) The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.
               (e) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
               (f) The Company shall have received the opinion of Haynes and Boone, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company and dated the Closing Date, a copy of which shall have been furnished to Parent, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of the Company and Parent. The Company shall use reasonable best efforts to cause its tax counsel to render such opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. The Company shall promptly advise Parent of its receipt of such opinion or other written indication.
               (g) Parent shall have received the opinion of Baker Botts, L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent and dated the Closing Date, a copy of which shall have been furnished to the Company, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of the Company and Parent. Parent shall use reasonable best efforts to cause its tax counsel to render such opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. Parent shall promptly advise the Company of its receipt of such opinion or other written indication.
          Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) at or prior to the Closing Date of the following conditions:
               (a) The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct as so qualified, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).
               (b) Parent and Merger Sub shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.
               (c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date, any change, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.
               (d) The Company shall have received a certificate of Parent and Merger Sub, executed on behalf of each of them by their Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.2(a), (b) and (c) have been satisfied.
               (e) The Company shall have received the Reconfirmation Opinion.
          Section 8.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) at or prior to the Closing Date of the following conditions:
               (a) The representations and warranties of the Company contained in this Agreement (i) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct as so qualified, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).
               (b) The Company shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.
               (c) At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date, any change, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.
               (d) Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.3(a), (b) and (c) have been satisfied.
               (e) The authorizations, consents or approvals identified in Section 8.3(e) of the Company Disclosure Letter shall have been obtained and evidence thereof reasonably satisfactory to Parent shall have been delivered to Parent.

               (f) The officers of the Company and its Subsidiaries named in Section 7.15(a)(ii) of the Parent Disclosure Letter shall have entered into employment agreements with the Surviving Entity as provided in Section 7.15(a)(ii).
          Section 8.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.
ARTICLE IX.
TERMINATION
          Section 9.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Shareholder Approval has been obtained, by the mutual written consent of the Company and Parent.
          Section 9.2 Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Shareholder Approval has been obtained, by action of the Board of Directors of Parent or the Company if:
               (a) the Merger shall not have been consummated by August 31, 2011 (the “Termination Date”); provided, however, that if by the Termination Date, any of the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not have been satisfied but all other conditions shall be satisfied or shall be capable of being satisfied, then the Termination Date may be extended from time to time by either Parent or the Company, in its discretion, by written notice to the other to a date not later than October 31, 2011 (in which case any references to the Termination Date herein shall mean the Termination Date as extended); provided, further, that the right to extend or terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
               (b) the Company Shareholders Meeting (including adjournments and postponements) shall have concluded and the Company Shareholder Approval shall not have been obtained upon a vote taken thereon;
               (c) the Parent Shareholders Meeting (including adjournments and postponements) shall have concluded and the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon;
               (d) a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall have complied with its obligations pursuant to Section 7.5 with respect to such order, decree, ruling or other action; or
               (e) an Ultimate Price Event shall have occurred, the period set for renegotiation pursuant to Section 4.1(b) shall have elapsed and the party seeking termination shall have provided the other parties hereto with notice of intent to terminate not less than two business days’ prior to such termination.
          Section 9.3 Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by the Company if:
               (a) Parent or Merger Sub shall have breached or failed to perform any of its representations and warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or failure to perform is not capable of being cured by Parent prior to the Termination Date or is not cured by Parent within 30 days after the Company has delivered to Parent a written notice of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement under this Section 9.3(a) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) shall not be satisfied; or
               (b) a Parent Adverse Recommendation Change shall have occurred;
               (c) prior to obtaining the Company Shareholder Approval, concurrently with the entry by the Company into a binding definitive agreement providing for a Superior Proposal; provided, that (i) the Company has complied in all respects with Section 7.3, and (ii) the Company has previously paid (or concurrently with such termination pays to Parent) the fee provided for under Section 9.5(a); or
               (d) the Company shall have not received the Reconfirmation Opinion as provided in Section 8.2(e); provided, however, that all conditions set forth in Section 8.1 shall have been satisfied; provided, further, that the Company may not terminate this Agreement under this Section 9.3(d) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) shall not be satisfied.
          Section 9.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time by Parent if:
               (a) The Company shall have breached or failed to perform any of its representations and warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure to perform is not capable of being cured by the Company prior to the Termination Date or is not cured by the Company within 30 days after Parent has delivered to the Company a written notice of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement under this Section 9.4(a) if Parent is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) shall not be satisfied; or

               (b) a Company Adverse Recommendation Change shall have occurred;
               (c) prior to obtaining the Parent Shareholder Approval, concurrently with the entry by Parent into a binding definitive agreement providing for a Superior Proposal; provided, that (i) Parent has complied in all respects with Section 7.3, and (ii) Parent has previously paid (or concurrently with such termination pays to Company) the fee provided for under Section 9.5(b); or
               (d) the Company shall have not received the Reconfirmation Opinion as provided in Section 8.2(e); provided, however, that all conditions set forth in Section 8.1 shall have been satisfied and the Company shall not have waived the condition set forth in Section 8.2(e); provided, further, that Parent may not terminate this Agreement under this Section 9.4(d) if Parent is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) shall not be satisfied.
          Section 9.5 Effect of Termination.
               (a) If this Agreement is terminated:
               (i) by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b), or by Parent pursuant to Section 9.4(a), in each case, after the public disclosure of a Acquisition Proposal made in respect of the Company, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Company Shareholder Approval pursuant to Section 9.2(b)), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by the Company; provided, however, that if either Parent or the Company terminates this Agreement pursuant to Section 9.2(b) at any time after a Company Adverse Recommendation shall have occurred, this Agreement shall be deemed terminated pursuant to Section 9.4(b) for purposes of this Section 9.5;
               (ii) by the Company pursuant to Section 9.3(d) or the Parent pursuant to Section 9.4(d);
               (iii) by Parent pursuant to Section 9.4(b); or
               (iv) by the Company pursuant to Section 9.3(c);
then the Company shall pay Parent a fee of (x) $2,350,000, in the case of clauses (a)(i), (a)(iii) or (a)(iv), or (y) $3,125,000, the case of clause (a)(ii), in each case, in cash by wire transfer to an account designated by Parent; provided, that for purposes of this Section 9.5(a), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” The Company shall cause any such payment required to be paid pursuant to this Section 9.5(a) to be paid to Parent at the time of such termination of this Agreement or, in the case of clause (a)(i), prior to or at the time of entry into such definitive agreement or consummation of such Acquisition Proposal.

               (b) If this Agreement is terminated:
               (i) by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(c) or by Company pursuant to Section 9.3(a), in each case, after the public disclosure of a Acquisition Proposal made in respect of Parent, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Parent Shareholder Approval pursuant to Section 9.2(c)), and within 12 months after the termination of this Agreement, Parent enters into a definitive agreement providing for any Acquisition Proposal, or a Acquisition Proposal is consummated by Parent; provided, however, that if either Parent or the Company terminates this Agreement pursuant to Section 9.2(c) at any time after a Parent Adverse Recommendation shall have occurred, this Agreement shall be deemed terminated pursuant to Section 9.3(b) for purposes of this Section 9.5;
               (ii) by the Company pursuant to Section 9.3(b); or
               (iii) by Parent pursuant to Section 9.4(c);
then (x) prior to or at the time of entry into such definitive agreement or consummation of such Acquisition Proposal, in the case of clause (b)(i), or (y) prior to or at the time of such termination, in the case of clauses (b)(ii) or (b)(iii), Parent shall pay the Company a fee of $2,350,000, in cash by wire transfer to an account designated by the Company; provided, that for purposes of this Section 9.5(b), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
               (c) If this Agreement is terminated by:
               (i) the Company or Parent pursuant to Section 9.2(b) after the public disclosure of a Acquisition Proposal made in respect of the Company, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Company Shareholder Approval pursuant to Section 9.2(b)), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by the Company;
               (ii) by the Company pursuant to Section 9.3(c) or Section 9.3(d); or
               (iii) by Parent pursuant to Section 9.4(a), Section 9.4(b) or Section 9.4(d);
then the Company shall reimburse Parent for its third party costs and expenses in connection with this transaction, up to a maximum of $1.5 million.
               (d) If this Agreement is terminated by:
               (i) the Company or Parent pursuant to Section 9.2(c) after the public disclosure of a Acquisition Proposal made in respect of Parent, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Parent Shareholder Approval pursuant to Section 9.2(c)), and within 12 months after the termination of this Agreement, Parent enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by Parent;
               (ii) Parent pursuant to Section 9.4(c); or
               (iii) the Company pursuant to Section 9.3(a) or Section 9.3(b);
                    then Parent shall reimburse the Company for its third party costs and expenses in connection with this transaction, up to a maximum of $1.5 million.
               (e) In circumstances where Section 9.5(c) or Section 9.5(d) requires a reimbursement of costs and expenses, the reimbursing party shall reimburse the other party for such costs and expenses on the later of (i) the day that is three business days after the date of termination of this Agreement and (ii) the day that is three business days after the delivery of documentation of such costs and expenses. In the event the payment of a fee by the Company is required pursuant to Section 9.5(a)(i) or the payment of a fee by Parent is required pursuant to Section 9.5(b)(i), and such party has already reimbursed Parent or the Company, respectively, for its third party costs and expenses pursuant to Section 9.5(c) or Section 9.5(d), the amount of such costs and expenses so reimbursed will be offset against the fee payable.
               (f) Each party acknowledges and agrees that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement. Each party further acknowledges and agrees that the fee contemplated by this Section 9.5 is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if the Company or Parent fails to pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5, such party shall also reimburse the other party’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any payment to be made under this Section 9.5 shall be made by wire transfer of same-day funds.
               (g) Each party agrees that in the event that a termination fee is paid pursuant to Section 9.5(a) or Section 9.5(b), the payment of such termination fee shall be the sole and exclusive remedy of the party to which such fee is paid, its Subsidiaries and any of its respective shareholders, Affiliates, officers, directors, employees or Representatives (collectively, “Related Persons”), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any Proceedings arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company or Parent, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby.
               (h) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 9.1 through Section 9.4, this Agreement shall forthwith become null and void and all obligations of the parties hereto and their Related Persons shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.6, Section 7.10 and Article X; provided, that, except as provided in Section 9.5(g), nothing herein shall relieve any party from any liability arising out of actual fraud or for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.
          Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors (or by any duly authorized committee thereof), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
ARTICLE X.
GENERAL PROVISIONS
          Section 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article IV and in Sections 3.1, Section 3.2, Section 7.10, Section 7.11, Section 7.14 and this Article

X shall survive the Merger. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through a Proceeding or otherwise by any Person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration.
          Section 10.2 Notices. Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
               (a) if to the Company, to it at:
TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
Attention: Wayne A. Whitener
Facsimile: (972) 424-3943
with a copy, which will not constitute notice for purposes hereof, to:
Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384
               (b) if to Parent or Merger Sub, to it at:
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attention: Stephen C. Jumper
Facsimile: (432) 684-3030
with a copy, which will not constitute notice for purposes hereof, to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.
          Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that

Merger Sub may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for (a) the provisions of Section 7.11 and (b) the right of the Company’s shareholders to receive the consideration provided for herein after the Closing (a claim with respect to which may not be made unless and until the Closing shall have occurred), nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          Section 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.
          Section 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company or Parent, but after any such shareholder approval, no amendment shall be made which by Applicable Law requires the further approval of shareholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.
          Section 10.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
          Section 10.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          Section 10.8 Definitions and Interpretation. In this Agreement:
               (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.
               (b) “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person; and, as used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of capital stock of that Person, by contract or otherwise.
               (c) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, Non-U.S. Antitrust Laws, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Law, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
               (d) “Applicable Law” means any applicable U.S. or non-U.S. law (including common law), rule, regulation, code, judgment, ordinance, governmental determination, order, decree, treaty, convention, governmental certification requirement or other public limitation.
               (e) “Company IP” means all Intellectual Property used in or material to the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.
               (f) “Company Material Adverse Effect” means, with respect to the Company, any Material Adverse Effect.
               (g) “Contract” means any agreement, arrangement, lease, easement, license, contract, note, mortgage, indenture, commitment, understanding or other legally binding obligation.
               (h) “Debt” means, with respect to any Person, the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations in respect of, (i) all obligations of such Person for borrowed money or with respect to deposits with such Person or advances to such Person of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than deferred compensation and post-retirement and other similar benefits), (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (x) all obligations, contingent or otherwise, of such Person guaranteeing any of the foregoing obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly.

               (i) “GAAP” means U.S. generally accepted accounting principles.
               (j) “Governmental Authority” means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission, body, entity or authority or any arbitral tribunal.
               (k) “Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trade secrets, trademarks, service marks, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), trade styles or dress, mask works, copyrights, moral rights of authorship, including any rights in designs, works of authorship, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods, and confidential or proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action, including the right to collect damages, relating to any of the foregoing.
               (l) “Material Adverse Effect” means, with respect to any party, any change, effect, event, occurrence, state of facts or development or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), results of operations or prospects of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, except in the case of clause (i) above, for any such change, effect, event, occurrence, state of facts or development that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in Applicable Law or the interpretation thereof that, in any case, do not disproportionately affect such Person relative to other participants in such Person’s industry, (B) acts of war or terrorism that do not disproportionately affect such Person in any material respect relative to other participants in such Person’s industry, or (C) the announcement or proposed consummation of this Agreement and the transactions contemplated hereby. For purposes of this definition, the parties agree that the industry in which both the Company and Parent operate is the seismic industry.
               (m) “Parent IP” means all Intellectual Property used in or material to the business of Parent as currently conducted or as currently proposed to be conducted.
               (n) “Parent Material Adverse Effect” means, with respect to Parent, any Material Adverse Effect.
               (o) “Permitted Liens” mean, with respect to any Person: (i) Liens for Taxes not yet due and payable; (ii) statutory Liens of lessors; (iii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; and (iv) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title, none of which interfere with the ordinary conduct of the business of such Person or any Subsidiary of such Person or materially detract from the value or use of the property to which they apply.
               (p) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Authority.
               (q) “Proceeding” means any claim, charge, assertion, cause of action, complaint, litigation, controversy, action, suit, arbitration, proceeding or investigation.
               (r) “Representatives” means, with respect to any Person, such Person’s directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant or other advisor or representative.
               (s) “Subsidiary,” when used with respect to any Person, means any other Person, of which such Person (i) directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization (or if there are no voting interests, a majority of the equity interests or the right to receive more than 50% of the distributions) or (ii) is a general partner or managing member.
               (t) “Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, alternative or add-on minimum, environmental (including taxes under Section 59A of the Code), franchise, unclaimed property, social security (or similar), national insurance contributions, unemployment, employment insurance, registration, value added, goods and services, estimated, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or other governmental charges of any kind whatsoever, and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise, in each case including any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).
               (u) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Schedule” and “Exhibit” refer to Articles and Sections of and Schedules and Exhibits to this Agreement, unless it otherwise specifies. This Agreement uses the word “party” to refer to any original signatory hereto and its permitted successors and assigns under Section 10.3.
               (v) The phrase “to the knowledge of” and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the collective knowledge, after reasonable investigation, of the individuals listed on Section 10.8 of the Company Disclosure Letter or the Parent Disclosure Letter, respectively.
               (w) The word “including,” and, with correlative meaning, the word “include,” means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning. The word “or” shall be deemed to mean “and/or.”
               (x) Except as this Agreement otherwise specifies, all references herein to any Applicable Law, including the Code, ERISA, the Exchange Act and the Securities Act, are references to that Applicable Law or any successor Applicable Law, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.
          Section 10.9 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          Section 10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.
          Section 10.11 Consent to Jurisdiction and Venue; Appointment of Agent for Service of Process. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it shall be subject to the jurisdiction of any state or federal court located in the State of Texas. Each party hereto hereby irrevocably and unconditionally acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.
          Section 10.12 No Recourse. This Agreement may only be enforced against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or Representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby.
          Section 10.13 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
[signature page follows]

          The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DAWSON GEOPHYSICAL COMPANY
By:	/s/ Stephen C. Jumper
Name:	Stephen C. Jumper
Title:	President and Chief Executive Officer

6446 ACQUISITION CORP.
By:	/s/ Stephen C. Jumper
Name:	Stephen C. Jumper
Title:	President

TGC INDUSTRIES, INC.
By:	/s/ Wayne A. Whitener
Name:	Wayne A. Whitener
Title:	President and Chief Executive Officer

[signature page to Agreement and Plan of Merger]

EXHIBIT A

RESTATED CERTIFICATE OF FORMATION
OF
TGC INDUSTRIES, INC.,
A TEXAS FOR-PROFIT CORPORATION

ARTICLE I
NAME
     The name of the corporation is TGC Industries, Inc. (the “Corporation”).
ARTICLE II
ENTITY TYPE
     The Corporation is a for-profit corporation.
ARTICLE III
PURPOSE
     The purpose for which the Corporation is organized is the transaction of all lawful business for which corporations may be organized under the Texas Business Organizations Code (the “Code”), as may be amended from time to time.
ARTICLE IV
AUTHORIZED SHARES
     The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock. All such shares are to be common stock, par value $0.01 per share, and are to be of one class.
ARTICLE V
REGISTERED OFFICE
     The post office address of its registered agent is 508 W. Wall, Suite 800, Midland, Texas, and the name of its registered agent at such address is Stephen C. Jumper.
ARTICLE VI
DIRECTORS
     The number of directors constituting the current Board of Directors is three. The post office address of each of the Corporation’s directors is 508 W. Wall, Suite 800, Midland, Texas, and the name of the persons serving as directors of the corporation at the time of the filing of this Certificate of Formation and who shall serve until their successors shall be chosen and shall qualify are: Stephen C. Jumper, C. Ray Tobias and Wayne A. Whitener.

ARTICLE VII
INDEMNIFICATION
     (1) The Corporation shall indemnify, to the extent provided in the following paragraphs, any person who is or was a director, officer, agent, or employee of the Corporation and any person who serves or served at the corporation’s request as a director, officer, agent, employee, partner, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise. In the event the provisions of indemnification set forth below are more restrictive than the provisions of indemnification allowed by Chapter 8 of the Code, then such persons named above shall be indemnified to the full extent permitted by Chapter 8 of the Code as it may exist from time to time.
     (2) In case of a suit by or in the right of the Corporation against a person named in paragraph (1) of this ARTICLE VII by reason of such person’s holding a position named in such paragraph (1) hereafter referred to as a derivative suit, the corporation shall indemnify such person for reasonable expenses actually incurred by such person in connection with the defense or settlement of the suit, but only if such person satisfies the standard in paragraph (4) of this ARTICLE VII.
     (3) In case of a threatened or pending suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a derivative suit, hereafter referred to as a non-derivative suit, against a person named in paragraph (1) of this ARTICLE VII by reason of such person’s holding a position named in such paragraph (1), the Corporation shall indemnify such person if such person satisfies the standard contained in paragraph (4) of this ARTICLE VII, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the non-derivative suit as expenses (including court costs and attorneys’ fees), amounts paid in settlement, judgments, and fines.
     (4) Whether in the nature of a derivative suit or non-derivative suit, a person named in paragraph (1) of this ARTICLE VII will be indemnified only if it is determined in accordance with paragraph (5) of this ARTICLE VII that such person:
          (a) acted in good faith in the transaction which is the subject of the suit;
          (b) reasonably believed:
               (i) in the case of conduct in such person’s official capacity, that his conduct was in the best interests of the Corporation; and
               (ii) in all other cases, that his conduct was not opposed to the best interests of the Corporation; and
          (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that this person failed to satisfy the standard contained in this paragraph.
     (5) A determination that the standard of paragraph (4) of this ARTICLE VII has been satisfied must be made:
          (a) by a majority vote of the of directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum; or
          (b) by a majority vote of a committee of the Board of Directors, if the committee (i) is designated to act in the matter by a majority vote of the directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum and (ii) consists solely of two or more directors who are disinterested and independent; or
          (c) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in subparagraphs (a) and (b) above; or
          (d) by the shareholders in a vote that excludes the vote of directors who are not disinterested and independent.
     (6) Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by subparagraph (5)(c) of this ARTICLE VII for the selection of special legal counsel.
     (7) The corporation may reimburse or pay in advance any reasonable expenses (including court costs and attorneys’ fees) which may become subject to indemnification under paragraphs (1) through (6) above, but only in accordance with the provisions as stated in paragraph (5) of this ARTICLE VII, and only after the person to receive the payment (a) signs a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification under paragraph (4) of this ARTICLE VII, and (b) undertakes in writing to repay such advances unless it is ultimately determined that such person is entitled to indemnification by the Corporation. The written undertaking required by this paragraph must be an unlimited general obligation of the person to receive the payment but need not be secured. It may be accepted without reference to financial ability to make repayment.
     (8) The indemnification provided by paragraphs (1) through (6) of this ARTICLE VII will not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

     (9) The indemnification and advance payment provided by paragraphs (1) through (7) of this ARTICLE VII will continue as to a person who has ceased to hold a position named in paragraph (1) of this ARTICLE VII and will inure to such person’s heirs, executors, and administrators.
     (10) The Corporation may purchase and maintain insurance on behalf of any person who holds or has held any position named in paragraph (1) of this ARTICLE VII against any liability incurred by such person in any such position, or arising out of such person’s status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs (1) through (7) of this ARTICLE VII.
     (11) Indemnification payments and advance payments made under paragraphs (1) through (10) of this ARTICLE VII are to be reported in writing to the shareholders of the Corporation in the next notice or waiver of notice of annual meeting, or within twelve months, whichever is sooner.
ARTICLE VIII
EXCULPATION
     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this Article VIII does not eliminate or limit the liability of a director for:
     (1) a breach of the director’s duty of loyalty to the Corporation or its shareholders;
     (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of the law;
     (3) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties;
     (4) an act or omission for which the liability of a director is expressly provided for by statute; or
     (5) an act related to an unlawful corporate distribution
     Neither the amendment nor repeal of this ARTICLE VIII shall eliminate or reduce the effect of this ARTICLE VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment or repeal. If Texas law is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Texas law, as so amended from time to time.

EXHIBIT B
SECOND AMENDED AND RESTATED BYLAWS
OF
TGC INDUSTRIES, INC.
(Amended and Restated on __________, 2011)
ARTICLE I
OFFICES
          Section 1.1. Registered Office. The initial registered office of TGC Industries, Inc. (the “Corporation”) shall be in the City of Midland, County of Midland.
          Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF SHAREHOLDERS
          Section 2.1. Place of Meetings. All meetings of shareholders of the Corporation shall be held at the registered office of the Corporation, or at such other place within or without the State of Texas as may be designated by the Board of Directors or the officer calling the meeting.
          Section 2.2. Annual Meeting. Annual meetings of shareholders of the Corporation shall be held when called by the President, the Secretary or the Board of Directors. Failure to hold the annual meeting at the designated time shall not work a dissolution of the Corporation.
          Section 2.3. Special Meetings. Special meetings of shareholders (a) may be called by the Board of Directors or the President of the Corporation or (b) shall be called by the President or the Secretary of the Corporation on the written request of the holders of not less than the minimum percentage of shares of the Corporation entitled to vote at the proposed special meeting that is specified by the Corporation’s Certificate of Formation (as amended from time to time, the “Certificate of Formation”) as necessary to call a special meeting of shareholders (or in the absence of such specification, the minimum percentage necessary to call a special meeting specified by the Texas Business Organizations Code (the “Code”), as amended). Any such request by shareholders shall state the purpose or purposes of the proposed special meeting and the matters proposed to be acted on at that meeting.
          Section 2.4. Notice of Meeting. Written or printed notice of all meetings stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary or the officer or person calling the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the share transfer records of the Corporation, with postage thereon prepaid.
          Section 2.5. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Certificate of Formation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.
          Section 2.6. Voting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Formation a different vote is required, in which case such express provision shall govern and control the decision of such question. Every shareholder of record of the corporation shall be entitled at each meeting of shareholders to one vote for each share of stock standing in his name on the books of the corporation.
          Section 2.7. Proxies. At any meeting of the shareholders, any shareholder may be represented and vote by a proxy or proxies appointed by an instrument in writing. In the event that any such written instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, (or, if only one shall be present, then that one) shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated, unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of eleven months from the date of its execution, unless coupled with an interest, or unless the person executing it specified therein the length of time for which it is to continue in force, which in no case shall exceed seven years from the date of its execution. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the secretary of the corporation.
          Section 2.8. Shareholder Action Without a Meeting. Whenever the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provision of the statutes or of the Certificate of Formation, the meeting and vote of shareholders may be dispensed with if all the shareholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken. At all corporate meetings, the manner of voting shall be by ballot, by voice vote, or by a showing of hands, at the discretion of the chairman of the meeting.

          Section 2.9. Telephone Meetings. Subject to the provisions required or permitted by the Code for notice of meetings, unless otherwise restricted by the Certificate of Formation or these Bylaws, shareholders may participate in and hold a meeting of such shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.9 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE III
DIRECTORS
          Section 3.1. Number and Tenure. The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors of the Corporation. The number of directors that shall constitute the whole Board of Directors of the Corporation shall be fixed by the affirmative vote of a majority of the members at any time constituting the Board of Directors, and such number may be increased or decreased from time to time by resolution of the Board of Directors. Each director shall hold office for the term for which he is elected and until his successor shall have been duly elected and qualified or until the earliest of his death, resignation or removal.
          Section 3.2. Qualifications. Directors need not be residents of the State of Texas or the United States of America, or shareholders of the Corporation.
          Section 3.3. Vacancies.
               (a) Any vacancy occurring in the Board of Directors may be filled (i) by election at an annual or special meeting of shareholders called for that purpose or (ii) by the affirmative vote of a majority of the remaining directors, though less than a quorum, of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.
               (b) A directorship to be filled by reason of an increase in the number of directors may be filled, (i) by election at an annual or special meeting of shareholders called for that purpose or, (ii) by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided, that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.
          Section 3.4. Place of Meeting. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Texas, at whatever place is specified by the person or persons calling the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Corporation.

          Section 3.5. Regular Meetings. After each annual election of directors, the Board of Directors shall meet for the purpose of the election of officers and the transaction of other business, at the place where such annual election is held. The Board of Directors may also hold other regular meetings at such time or times and at such place or places as shall be designated by the Board of Directors from time to time. Notice of regular meetings of the Board of Directors need not be given.
          Section 3.6. Special Meetings. Special meetings of the Board of Directors may be called by the President or by a majority of the Board of Directors. Notice shall be sent to the last known address of each director, by mail, telegram, cable or telex, at least two days before the meeting, or oral notice may be substituted for such written notice if received not later than the day preceding such meeting. Special meetings shall be called by the President or by the Secretary in like manner and on like notice at the written request of a majority of directors, and the place and time of such special meeting shall be as designated in the notice of such meetings.
          Section 3.7. Attendance at and Notice of Meetings. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
          Section 3.8. Quorum of and Action by Directors. A majority of the number of directors fixed in the manner provided in these Bylaws shall constitute a quorum for the transaction of business unless a different number or portion is required by law, the Certificate of Formation or these Bylaws. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law, the Certificate of Formation or these Bylaws. Once a quorum is present at a meeting of directors, the directors at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and a subsequent withdrawal from the meeting of any director or the refusal of any director to vote shall not affect the presence of a quorum at the meeting. At a meeting of directors at which a quorum is not present, the directors present may adjourn the meeting until such time and to such place as may be determined by a vote of the majority of the directors at that meeting.
          Section 3.9. Compensation. Directors, in their capacities as directors, shall not receive any stated salary for their services, but by resolution of the Board of Directors a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board of Directors; provided, however, nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
          Section 3.10. Removal. At any meeting of shareholders called expressly for that purpose any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

          Section 3.11. Resignations. Any director may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
          Section 3.12. Committees of the Board of Directors.
               (a) The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more directors of the corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
               (b) The committees shall keep regular minutes of their proceedings and report the same to the board when required.
          Section 3.13. Board and Committee Action Without a Meeting. Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of the State of Texas.
          Section 3.14. Telephone Meetings. Subject to the provisions required or permitted by the Code for notice of meetings, unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in and hold a meeting of such Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.14 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE IV
OFFICERS
          Section 4.1. Officers.
               (a) The officers of the Corporation may consist of a President, one or more Vice Presidents and a Secretary, each of whom shall be elected by the Board of Directors. Such other officers, including managers, general managers, assistant officers, and agents as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person. All officers and agents of the Corporation, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as is provided in these Bylaws, or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws.
               (b) The salaries of the officers shall be determined by the Board of Directors.
          Section 4.2. Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the Board of Directors, and the officer so elected shall hold office until his successor is chosen and qualified.
          Section 4.3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.
          Section 4.4. Resignations. Any officer may resign at any time. Such resignations shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
          Section 4.5. President. The President shall be the chief executive officer of the Corporation, and, under the direction and subject to the control of the Board of Directors, the President in general shall supervise and control all of the business and affairs of the Corporation. The President shall preside at all meetings of the shareholders and of the Board of Directors and shall perform such other duties as the Board of Directors may assign to him from time to time. The President may execute and deliver certificates for shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments that the Board of Directors has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer or agent of the Corporation by the Board of Directors or these Bylaws, or where the execution and delivery thereof shall be required by law to be executed and delivered by another person. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Board of Directors.
          Section 4.6. Vice President. Any Vice President shall report to the President. He may perform the usual and customary duties that pertain to such office (but not unusual or extraordinary duties or the duties conferred by the Board of Directors upon the President) and, under the direction and subject to the control of the Board of Directors and the President, such other duties as may be assigned to him from time to time by the Board of Directors or the President.
          Section 4.7. Secretary. It shall be the duty of the Secretary to attend all meetings of the shareholders and the Board of Directors and to record correctly the proceedings of such meetings in a book suitable for such purposes. It shall also be the duty of the Secretary to attest with his signature and the seal of the Corporation all stock certificates issued by the Corporation and to keep a stock ledger in which all transactions pertaining to the capital stock of the Corporation shall be correctly recorded. The Secretary shall also attest with his signature and the seal of the Corporation all deeds, conveyances or other instruments requiring the seal of the Corporation. The Secretary shall have full power and authority on behalf of the Corporation to execute any shareholders’ consents and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders of any corporation in which the Corporation may own stock, and at any such meetings, the Secretary shall possess and may exercise any and all the rights and powers incident to the ownership of such stock that, as the owner thereof the Corporation might have possessed and exercised if present. The Secretary shall also perform, under the direction and subject to the control of the Board of Directors, such other duties as may be assigned to him from time to time. The duties of the Secretary may also be performed by any Assistant Secretary.
          Section 4.8. Delegation of Authority. In the case of any absence of any officer of the Corporation or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate some or all of the powers or duties of such officer to any other officer or to any director, employee, shareholder or agent for whatever period of time the Board of Directors deems appropriate.
ARTICLE V
CAPITAL STOCK
          Section 5.1. Certificates of Shares. The certificates for shares of the capital stock of the Corporation shall be in such form as shall be approved by the Board of Directors. The Corporation shall deliver certificates representing shares to which shareholders are entitled. Certificates representing shares shall be signed by the President or a Vice President and either the Secretary, and may bear the seal of the Corporation or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of its issuance. Certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall state upon the face thereof: (a) that the Corporation is organized under the laws of the State of Texas, (b) the name of the person to whom the shares are issued, (c) the number and class of shares and the designation of the series, if any, which such certificate represents, and (d) the par value of each share represented by such certificate, or a statement that the shares are without par value. Each certificate representing shares issued by the Corporation (a) shall conspicuously set forth on the face or back of the certificate a full statement of all the designations, preferences, limitations, and relative rights of the shares of each series to the extent they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, preferences, limitations, and relative rights of subsequent series or the limitation or (b) shall conspicuously state on the face or back of the certificate that (i) such a statement is set forth in the Certificate of Formation on file in the office of the Secretary of State of the State of Texas and (ii) the Corporation will furnish a copy of such statement to the record holder of the certificate without charge on request to the Corporation at its principal place of business or registered office. Each certificate representing shares issued by the Corporation (x) shall conspicuously set forth on the face or back of the certificate a full statement of the limitation or denial of preemptive rights contained in the Certificate of Formation or (y) shall conspicuously state on the face or back of the certificate that (i) such a statement is set forth in the Certificate of Formation on file in the office of the Secretary of State of the State of Texas and (ii) the Corporation will furnish a copy of such statement to the record holder of the certificate without charge on request to the Corporation at its principal place of business or registered office.
          Section 5.2. Share Transfer Records. The Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of the original issuance of shares issued by the Corporation and a record of each transfer of those shares that have been presented to the Corporation for registration of transfer. Such records shall contain the names and addresses of all past and current shareholders of the Corporation and the number and class or series of shares issued by the Corporation held by each of them. Any books, records, minutes and share transfer records may be in written form or in any other form capable of being converted into written form within a reasonable time. The office of the Corporation’s transfer agent or registrar may be located outside the State of Texas.
ARTICLE VI
INDEMNIFICATION
          Section 6.1. (a) The Corporation shall indemnify, to the extent provided in the following subsections, any person who is or was a director, officer, agent, or employee of the Corporation and any person who serves or served at the Corporation’s request as a director, officer, agent, employee, partner, or trustee of another corporation or of a partnership, joint venture, trust, or other enterprise. In the event the provisions of indemnification set forth below are more restrictive than the provisions of indemnification allowed by Chapter 8 of the Code, then such persons named above shall be indemnified to the full extent permitted by Chapter 8 of the Code.
               (b) In case of a suit by or in the right of the Corporation against a person named in subsection (a) of this Article VI by reason of such person’s holding a position named in such subsection (a), hereafter referred to as a derivative suit, the Corporation shall indemnify such person for reasonable expenses actually incurred by such person in connection with the defense or settlement of the suit, but only if such person satisfies the standard in subsection (d) to follow.
               (c) In case of a threatened or pending suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a derivative suit, hereafter referred to as a non-derivative suit, against a person named in subsection (a) of this Article VI by reason of such person’s holding a position named in such subsection (a), the Corporation shall indemnify such person if such person satisfies the standard contained in subsection (d), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit as expenses (including court costs and attorneys’ fees), amounts paid in settlement, judgments and fines.

               (d) Whether in the nature of a derivative suit or non-derivative suit, a person named in subsection (a) of this Article VI will be indemnified only if it is determined in accordance with subsection (e) of this Article VI that such person:
                    (i) acted in good faith in the transaction which is the subject of the suit; and
                    (ii) reasonably believed:
                         (A) if acting in his official capacity as director, officer, agent or employee of the Corporation, that his or her conduct was in the best interests of the Corporation; and
                         (B) in all other cases, that his or her conduct was not opposed to the best interests of the Corporation.
                    (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not, of itself, create a presumption that such person failed to satisfy the standard herein contained.
               (e) A determination that the standard contained in subsection (d) of this Article VI has been satisfied must be made:
                    (i) by a majority vote of the of directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum; or
                    (ii) by a majority vote of a committee of the Board of Directors, if the committee (i) is designated to act in the matter by a majority vote of the directors of the Corporation who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum and (ii) consists solely of two or more directors who are disinterested and independent; or
                    (iii) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in subparagraphs (i) and (ii) above; or
                    (iv) by the shareholders in a vote that excludes the vote of directors who are not disinterested and independent.
               (f) Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses, must be made in the manner specified by paragraph (e)(3) of this Article VI for the selection of special legal counsel.
               (g) The Corporation may reimburse or pay in advance any reasonable expenses (including court costs and attorneys’ fees) which may become subject to indemnification under subsections (a) through (f) of this Article VI, but only in accordance with the provisions as stated in subsection (e) of this Article VI, and only after the person to receive the payment: (i) signs a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under subsection (d); and (ii) undertakes in writing to repay such advances unless it is ultimately determined that such person is entitled to indemnification by the Corporation. The written undertaking required by this subsection (g) must be an unlimited general obligation of the person to receive the payment but need not be secured. It may be accepted without reference to financial ability to make repayment.
               (h) The indemnification provided by subsections (a) through (f) of this Article VI will not be exclusive of any other rights to which a person may be entitled by law, these Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.
               (i) The indemnification and advance payment provided by subsections (a) through (g) of this Article VI will continue as to a person who has ceased to hold a position named in subsection (a) of this Article VI and will inure to such person’s heirs, executors, and administrators.
               (j) The Corporation may purchase and maintain insurance on behalf of any person who holds or has held any position named in subsection (a) of this Article VI against any liability incurred by such person in any such position, or arising out of such person’s status as such, whether or not the Corporation would have power to indemnify such person against such liability under subsections (a) through (g) of this Article VI.
               (k) Indemnification payments and advance payments made under subsections (a) through (j) of this Article VI are to be reported in writing to the shareholders of the Corporation at the next notice or waiver of notice of annual meeting, or within twelve months, whichever is sooner.
ARTICLE VII
LIMITATION ON LIABILITY
          Section 7.1 No director of the Corporation may be held personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this paragraph does not eliminate or limit the liability of a director for:
               (a) breach of a director’s duty of loyalty to the Corporation;
               (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

               (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;
               (d) an act or omission for which the liability of a director is expressly provided for by statute; or
               (e) an act related to an unlawful corporate distribution.
Neither the amendment nor repeal of this Article VII may eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment or repeal. If the Code is hereinafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended from time to time.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
          Section 8.1. Bylaw Amendments. The Board of Directors may amend or repeal these Bylaws, or adopt new Bylaws, unless: (a) the Certificate of Formation or the Code reserves the power exclusively to the shareholders of the Corporation in whole or in part; or (b) the shareholders of the Corporation, in amending, repealing or adopting a particular Bylaw, expressly provide that the Board of Directors may not amend or repeal that Bylaw. Unless the Certificate of Formation or a Bylaw adopted by the shareholders of the Corporation provides otherwise as to all or some portion of the Corporation’s Bylaws, the Corporation’s shareholders may amend, repeal or adopt the Corporation’s Bylaws even though the Bylaws may also be amended, repealed or adopted by the Board of Directors.
          Section 8.2. Books and Records. The Corporation shall keep books and records of account and shall keep minutes of the proceedings of its shareholders, its Board of Directors and each committee of its Board of Directors.
          Section 8.3. Waiver. Whenever any notice is required to be given to any shareholder, director or committee member under the provisions of the Code or under the Certificate of Formation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice.
          Section 8.4. Seal. The seal of the Corporation shall be in such form as the Board of Directors may adopt.
          Section 8.5. Fiscal Year. The fiscal year of the Corporation shall end on the thirtieth day of September of each year or as otherwise provided by a resolution adopted by the Board of Directors.

EXHIBIT C
FORM OF VOTING AGREEMENT
          THIS VOTING AGREEMENT (this “Agreement”), dated as of March 20, 2011, is by and between Dawson Geophysical Company, a Texas corporation (“Parent”), and __________________ (the “Voting Shareholder”).
RECITALS
          A. Concurrently with the execution and delivery of this Agreement, TGC Industries, Inc., a Texas corporation (the “Company”), Parent and 6446 Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.33-1/3 per share, of Parent (“Parent Common Stock”).
          B. As of the date hereof, the Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Company Common Stock set forth opposite the Voting Shareholder’s name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by the Voting Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”), which Subject Shares represent ___% of the outstanding shares of Company Common Stock and voting power of the outstanding capital stock of the Company.
          C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Voting Shareholder, and in order to induce Parent to enter into the Merger Agreement the Voting Shareholder (in the Voting Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.
          NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:
          (a) “Agreement” shall have the meaning set forth in the preamble.
          (b) “Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.
          (c) “Company” shall have the meaning set forth in the recitals.
          (d) “Company Common Stock” shall have the meaning set forth in the recitals.
          (e) “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Company Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.
          (f) “Merger” shall have the meaning set forth in the recitals.
          (g) “Merger Agreement” shall have the meaning set forth in the recitals.
          (h) “Merger Sub” shall have the meaning set forth in the recitals.
          (i) “Parent Common Stock” shall have the meaning set forth in the recitals.
          (j) “Parent” shall have the meaning set forth in the preamble.
          (k) “Subject Shares” shall have the meaning set forth in the recitals.
          (l) “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
          (m) “Voting Shareholder” shall have the meaning set forth in the preamble.

     Section 2. No Disposition or Solicitation.
          (a) Except as set forth in Section 5 of this Agreement, the Voting Shareholder undertakes that the Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.
          (b) The Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of the Company, the Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.
     Section 3. Voting of Subject Shares. The Voting Shareholder undertakes that (a) at such time as the Company conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder in favor of, or provide a consent with respect to, (i) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of the Company and in connection with each consent solicitation, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of the Voting Shareholder under this Agreement.
     Section 4. Reasonable Efforts to Cooperate. The Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of the Company) of the Voting Shareholder’s identity and Beneficial Ownership of Subject Shares and the nature of the Voting Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. The Voting

Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).
     Section 5. Irrevocable Proxy. In furtherance of the agreements contained in Section 3 of this Agreement, the Voting Shareholder hereby irrevocably grants to and appoints Parent and each of the executive officers of Parent, in their respective capacities as officers of Parent, as the case may be, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Voting Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Voting Shareholder, to vote all Subject Shares Beneficially Owned by the Voting Shareholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. The Voting Shareholder represents and warrants to Parent that all proxies heretofore given in respect of the Subject Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. The Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by the Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.
     Section 6. Further Action. If any further action is necessary or desirable to carry out the purposes of this Agreement, the Voting Shareholder shall take all such action reasonably requested by Parent.
     Section 7. Representations and Warranties of the Voting Shareholder. The Voting Shareholder represents and warrants to Parent as follows:
          (a) The Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. [The Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.] The execution, delivery and performance of this Agreement by the Voting Shareholder and the consummation by the Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Voting Shareholder and no further proceedings or actions on the part of the Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by the Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by Parent, constitutes the valid and binding agreement of the Voting Shareholder, enforceable against the Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.
          (c) The Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. The Voting Shareholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Subject Shares Beneficially Owned by the Voting Shareholder, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite the Voting Shareholder’s name constitute all of the shares of Company Common Stock Beneficially Owned by the Voting Shareholder as of the date hereof.
          (d) Except as set forth on Schedule A hereto, the Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by the Voting Shareholder. None of the Voting Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.
          (e) The execution and delivery of this Agreement by the Voting Shareholder does not and the performance of this Agreement by the Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which the Voting Shareholder is a party or by which the Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) [if the Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under the Voting Shareholder’s constituent documents], (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) and (iv) constitute a violation by the Voting Shareholder of any law applicable to the Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

          (f) As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Voting Shareholder, threatened against or affecting, the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (g) The Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Voting Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Voting Shareholder’s execution, delivery and performance of this Agreement.
     Section 8. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.
     Section 9. Shareholder Capacity. Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company, but such officer or director shall take no action that would cause the Company to breach the Merger Agreement or any agreements contemplated thereby.
     Section 10. Miscellaneous.
          (a) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
     (i) if to Parent, to it at:
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attention: Stephen C. Jumper
Facsimile: (432) 684-3030
          with a copy, which will not constitute notice for purposes hereof, to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954

     and
     (ii) if to the Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:
Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.
          (b) Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          (c) Entire Agreement. This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.
          (d) Amendments. This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

          (e) Extension; Waiver. At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
          (f) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
          (g) Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          (h) Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          (i) Enforcement of Agreement. The parties hereto agree that Parent would be irreparably damaged in the event that the Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that

Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity or under this Agreement.
          (j) Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a)or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (k) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
          (l) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.
[signature pages follow]

          The parties hereto have executed this Voting Agreement as of the date first written above.

DAWSON GEOPHYSICAL COMPANY
By:
Name:
Title:
[Voting Agreement — Parent Signature Page]

[SHAREHOLDER]
By:
Name:
Address:
[Voting Agreement — Voting Shareholder Signature Page]

Schedule A

Name	Number of Shares

A-1

EXHIBIT D
FORM OF VOTING AGREEMENT
          THIS VOTING AGREEMENT (this “Agreement”), dated as of March 20, 2011, is by and among TGC Industries, Inc., a Texas corporation (the “Company”), and each of the individuals or entities listed on a signature page hereto (each, a “Voting Shareholder” and collectively, the “Voting Shareholders”).
RECITALS
          A. Concurrently with the execution and delivery of this Agreement, the Company, Dawson Geophysical Company, a Texas corporation (“Parent”), 6446 Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.33-1/3 per share, of Parent (“Parent Common Stock”).
          B. As of the date hereof, each Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Parent Common Stock set forth opposite such Voting Shareholder’s name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Parent Common Stock that are hereafter issued to or otherwise acquired or owned by any Voting Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”), which Subject Shares represent 3.82% of the outstanding shares of Parent Common Stock and voting power of the outstanding capital stock of Parent.
          C. As a condition to its willingness to enter into the Merger Agreement, the Company has required that each Voting Shareholder, and in order to induce the Company to enter into the Merger Agreement each Voting Shareholder (in such Voting Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.
          NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:
          (a) “Agreement” shall have the meaning set forth in the preamble.
          (b) “Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.
          (c) “Company” shall have the meaning set forth in the recitals.
          (d) “Company Common Stock” shall have the meaning set forth in the recitals.
          (e) “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Parent Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.
          (f) “Merger” shall have the meaning set forth in the recitals.
          (g) “Merger Agreement” shall have the meaning set forth in the recitals.
          (h) “Merger Sub” shall have the meaning set forth in the recitals.
          (i) “Parent Common Stock” shall have the meaning set forth in the recitals.
          (j) “Parent” shall have the meaning set forth in the preamble.
          (k) “Subject Shares” shall have the meaning set forth in the recitals.
          (l) “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
          (m) “Voting Shareholder” shall have the meaning set forth in the preamble.
     Section 2. No Disposition or Solicitation.
          (a) Except as set forth in Section 5 of this Agreement, each Voting Shareholder undertakes that such Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.

          (b) Each Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of Parent, such Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.
     Section 3. Voting of Subject Shares. Each Voting Shareholder undertakes that (a) at such time as Parent conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, each Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by such Voting Shareholder in favor of, or provide a consent with respect to, (i) approval of the issuance of shares of Parent Common Stock in the Merger, (ii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval of the issuance of shares of Parent Common Stock in the Merger on the date on which such meeting is held, and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of Parent and in connection with each consent solicitation, such Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by such Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Parent, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or of such Voting Shareholder under this Agreement.
     Section 4. Reasonable Efforts to Cooperate. Each Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of Parent) of such Voting Shareholder’s identity and Beneficial Ownership of Subject Shares and the nature of such Voting Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. Each Voting Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).
     Section 5. Irrevocable Proxy. In furtherance of the agreements contained in Section 3 of this Agreement, each Voting Shareholder hereby irrevocably grants to and appoints the

Company and each of the executive officers of the Company, in their respective capacities as officers of the Company, as the case may be, and any individual who shall hereafter succeed to any such office of the Company, and each of them individually, such Voting Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Voting Shareholder, to vote all Subject Shares Beneficially Owned by such Voting Shareholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. Each Voting Shareholder represents and warrants to the Company that all proxies heretofore given in respect of the Subject Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. Each Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by such Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by the Company and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.
     Section 6. Further Action. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Voting Shareholder shall take all such action reasonably requested by the Company.
     Section 7. Representations and Warranties of the Voting Shareholders. Each Voting Shareholder represents and warrants to the Company as to such Voting Shareholder, severally and not jointly, as follows:
          (a) Such Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. Such Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement by such Voting Shareholder and the consummation by such Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Voting Shareholder and no further proceedings or actions on the part of such Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by such Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the Company, constitutes the valid and binding agreement of such Voting Shareholder, enforceable against such Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.
          (c) Such Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. Such Voting Shareholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Subject Shares Beneficially Owned by such Voting Shareholder, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite such Voting Shareholder’s name constitute all of the shares of Company Common Stock Beneficially Owned by such Voting Shareholder as of the date hereof.
          (d) Except as set forth on Schedule A hereto, such Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by such Voting Shareholder. None of such Voting Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.
          (e) The execution and delivery of this Agreement by such Voting Shareholder does not and the performance of this Agreement by such Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which such Voting Shareholder is a party or by which such Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) if such Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under such Voting Shareholder’s constituent documents, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on such Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares), and (iv) constitute a violation by such Voting Shareholder of any law applicable to such Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of such Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.
          (f) As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of such Voting Shareholder, threatened against or affecting, such Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of such Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (g) Such Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. Such Voting Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Voting Shareholder’s execution, delivery and performance of this Agreement.
     Section 8. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.
     Section 9. Shareholder Capacity. Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of Parent in the exercise of his or her fiduciary duties as an officer or director of Parent, but such officer or director shall take no action that would cause Parent to breach the Merger Agreement or any agreements contemplated thereby.
     Section 10. Miscellaneous.
          (a) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
          (i) if to the Company, to it at:
TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
Attention: Wayne A. Whitener
Facsimile: (972) 424-3943
          with a copy, which will not constitute notice for purposes hereof, to:
Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384
          and
     (ii) if to a Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.
          (b) Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          (c) Entire Agreement. This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.
          (d) Amendments. This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.
          (e) Extension; Waiver. At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
          (f) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
          (g) Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          (h) Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          (i) Enforcement of Agreement. The parties hereto agree that the Company would be irreparably damaged in the event that any Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that the Company would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Company is entitled at law or in equity or under this Agreement.
          (j) Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a)or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (k) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
          (l) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.
          (m) Obligations. The obligations of each Voting Shareholder under this Agreement are several and not joint, and no Voting Shareholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Voting Shareholder.
[signature pages follow]

          The parties hereto have executed this Voting Agreement as of the date first written above.

TGC INDUSTRIES, INC.
By:
Name:
Title:

[Voting Agreement — Company Signature Page]
[Voting Shareholder Signature Page Begins on Next Page]

[SHAREHOLDER]
By:
Name:
Address:

[Voting Agreement — Voting Shareholder Signature Page]

Schedule A

Name	Number of Shares

A-1

EXHIBIT E
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made as of the _____ day of _________________, 20__ (the “Effective Date”) by and between __________________1, a Texas corporation (the “Company”), and _________________ (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties.”
RECITALS
     WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration;
     WHEREAS, this Agreement is intended to benefit Dawson Geophysical Company and its subsidiaries;
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:
1.	Definitions

For purposes of this Agreement, the following definitions shall apply:
(a)	“Affiliate” shall mean, as to the Company, each of Dawson Geophysical Company and its subsidiaries.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)	“Cause” shall mean any of the following conduct by the Executive: (A) fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates; (B) commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or any misdemeanor involving theft or moral turpitude; (C) acts of dishonesty or disloyalty that adversely affect or could reasonably be expected to adversely affect the Company or its affiliates in any material respect; (D) engagement in any activity that the Executive knows or should know could materially harm the business or reputation of the Company or its affiliates, including alcohol or substance abuse that has impaired or could reasonably be expected to impair the ability of the Executive to perform the Executive’s duties; (E) a material failure to adhere to requirements applicable to the Company’s operations, published corporate codes, policies or procedures of the Company; (F) the Executive’s failure to meet applicable performance standards as determined by the Board from time to time; (G) the Executive’s excess absenteeism, willful or persistent neglect of, or abandonment of his duties (other than due to illness or any other physical condition that could reasonably be expected to result in Disability); or

[1]	To be Dawson Geophysical Company or its subsidiaries as applicable.

(H) material breach of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement. Notwithstanding the foregoing, no event or condition described under clauses (D), (E), (F), (G) or (H) above that is capable of being cured or corrected shall constitute Cause unless (1) the Company gives the Executive written notice or objection to such event or condition after the occurrence of the event or condition and (2) such event or condition is not corrected by the Executive within 20 days after receipt of such notice.

(d)	“Confidential Information” is defined as information the Executive learns as a consequence of or through employment by the Company (including information conceived, originated, discovered, or developed by the Executive), not generally known in the trade or industry and not freely available to persons not employed by the Company, about the Company’s or its Affiliates’ products, services, processes, and business operating procedures, or those of any organization to whom the Company or its Affiliates is bound by contract, including, but not limited to, trade secrets and information relating to research, development, inventions, equipment, services, distribution, manufacturing, purchasing, marketing, customer lists, financial data, engineering, business opportunities or ventures and information relating to the analysis, computation and estimation of the physical properties of three dimensional porous media. For clarity, Confidential Information shall include all information generated by the Executive that is derived from, contains, reflects or incorporates the information provided as Confidential Information.

(e)	“Disability” means any event where the Executive is or becomes physically or mentally disabled, whether totally or partially, during the Term so that the Executive is unable to perform the essential job functions hereunder, as determined by the Company in its good faith judgment, for: (A) a period of 90 consecutive days; or (B) for shorter periods aggregating 120 days during any 12-month period.

(f)	“Good Reason” means: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by Employer which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by Employer within 20 days after receipt of notice thereof given by the Executive; (B) any material reduction in the amount or type of compensation and benefits paid to the Executive, as described in Section 4 and 5; (C) the Company requiring the Executive to be based at any office or location other than facilities within 50 miles of ____________[2], (D) the Company materially interfering with the Executive’s ability to fulfill the Executive’s duties, (E) any material breach of any material contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement or (F) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

[2]	To reflect Executive’s base of operations.

(g)	“Non-Competition Period” is defined as:
(A)	in the case of a termination pursuant to Section 7(a)(i) [for Cause], Section 7(a)(iii) [without Good Reason] or Section 7(a)(vi) [Disability], a period of one year after termination of the Executive;

(B)	in the case of a termination pursuant to Section 7(A)(ii) [without Cause] or Section 7(A)(iv) [with Good Reason], the period beginning on the termination of the Executive and continuing for the longer of (x) one year or (y) the remainder of the Term; provided, however, that in the event the Executive becomes employed during such period in a position that would be prohibited by Section 9(b), the obligations set forth in Section 9(b) and Section 9(c) (and only such obligations) shall terminate and the compensation to be received by the Executive under Section 7(b)(ii) shall terminate from the date of such employment; and

(C)	in the case of expiration of this Agreement, (i) if the Company elects not to renew, a period of six months after termination of the Executive for the obligations in Section 9(d), but the Executive shall have no obligations under Section 9(b) or Section 9(c) or (ii) if the Executive elects not to renew, a period of six months after termination of the Executive; provided, however, that during such six month term, the Company shall continue to pay Executive the Executive’s then-current Base salary on each applicable payroll date.
(h)	“Work Product” is defined as all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, improvements and all other developments, whether tangible or intangible, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by the Executive during the Term, alone or with others, whether or not during work hours or on the Company’s premises, which are (a) within the scope of business operations of the Company or its Affiliates, or a reasonable or contemplated expansion thereof, of which reasonable or contemplated expansion the Executive is or should have been aware, (b) related to any work or project of the Company or any of its Affiliates, present, past or contemplated, of which contemplation the Executive is or should have been aware (c) created with the aid of the Company’s or its Affiliates’ materials, equipment or personnel, or (d) based upon information to which the Executive has access solely as a result of or in connection with his employment with the Company.
2.	Employment
(a)	Employment by the Company. The Company hereby employs the Executive in the capacity of _____________________, and the Executive hereby accepts such employment, upon the terms and conditions of this Agreement.
(b)	Duties. The Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties. The Executive shall comply with all policies and procedures of the Company which are provided to the Executive. The Executive understands and acknowledges that employment with the Company requires the Executive’s full attention and effort. The Executive agrees that, during the Term (as defined below), the Executive shall devote all of the Executive’s working time, attention, knowledge and skill to the business and interests of the Company. The Executive will not, without the express written consent of the Board, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, his employment by the Company. Further, the Executive shall refer to the Company any business opportunity similar to the business of the Company or its affiliates or any opportunity to perform services which comes to the Executive’s attention, and shall accept the decision of the Company in its sole discretion to accept or reject any such opportunity. The foregoing shall not preclude the Executive from managing private investments, participating in industry and/or trade groups, engaging in volunteer civic, charitable or religious activities, serving on boards of directors of charitable not-for-profit entities or, with the consent of the Board, serving on board of directors of other entities, in each case as long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee’s responsibilities to the Company.

(c)	[Service on the Board. For so long as Executive remains an employee of the Company, the Company shall take all necessary action to cause Executive to be nominated as a director of the Company at any meeting of shareholders for the election of directors.][3]

(d)	The Executive’s Ability to Perform. The Executive represents and warrants that with respect to the Executive’s employment or services for the Company, the Executive is not under any obligation, contractual or otherwise, to any other person or entity which would preclude the Executive from entering into this Agreement or performing the terms hereof or permit any other person or entity to obtain substantial damages in connection with the Executive’s employment by the Company. The Executive represents and warrants that the Executive is free to enter into the employ of the Company and perform the terms of this Agreement.
3.	Term
(a)	Initial Term. The term of the Executive’s employment pursuant to this Agreement (the “Initial Term”) shall begin on the Effective Date and shall terminate at the close of business on the third anniversary of the Effective Date, subject to earlier termination in accordance with Section 7 and the other terms, provisions and conditions set forth in this Agreement.

(b)	Renewal Terms. At the end of the Initial Term, unless either the Company or the Executive provides sixty (60) days’ notice of the intent not to renew this Agreement, the Executive’s employment and this Agreement shall renew for successive one-year terms (“Renewal Terms”).

[3]	Provision to be applicable to Mr. Jumper and Mr. Whitener only.

(c)	Term. Together, the Initial Term and any Renewal Terms are defined as the “Term.”
4.	Compensation

In consideration of the services to be rendered by the Executive pursuant to this Agreement, including without limitation any services that may be rendered by the Executive as an officer, director, manager or member of any committee of the Company or any of its subsidiaries or affiliates, the Executive shall receive the following compensation and benefits:
(a)	Base Salary. The Company shall pay the Executive an base salary of $___________ if annualized (the “Base Salary”), which shall be earned and payable in accordance with the Company’s usual payroll practices. The Base Salary may be reviewed annually by the Company, and may be adjusted upward in the Board’s sole discretion.

(b)	Bonus. In addition to the Base Salary, the Executive may be awarded, at the discretion of the Board for any fiscal year ending during the Term, a bonus. Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the Board. Eligibility for bonuses of any kind ceases on the day that employment terminates, regardless of when such bonuses were earned.
5.	Benefits
(a)	Reimbursed Expenses. Reasonable expenses actually incurred by the Executive in direct conduct of the Company’s business shall be reimbursed to the Executive to the extent they are reimbursable under the established policies of the Company. Any such reimbursement of expenses shall be made by the Company in accordance with its established policies (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive).

(b)	Benefits. During the Term, the Executive and where applicable the Executive’s spouse and dependents shall be eligible to participate in the same benefit plans or fringe benefit policies such as health, dental, life insurance, vision, and 401(k), as are offered to members of the Company’s executive management, subject to applicable eligibility requirements and the terms and conditions of all plans and policies

(c)	Vacation, Holidays and Paid Time Off. During the Term, the Executive shall be entitled to paid vacation, holidays, sick leave, or other paid time off in accordance with the most favorable plans, policies, programs and practices of the Company then in effect for its executives.

(d)	Automobile. During the Term, the Company will provide Executive a ___________ or, at Executive’s choice, comparable automobile commensurate with Executive’s position with the Company and pay for fuel, insurance, maintenance, repair and all other reasonable costs of such automobile. Executive may also use the automobile for reasonable personal use.
6.	Key Man Insurance

The Company may, at its sole discretion, own (and pay for) life insurance on Executive’s life in the name of parties as designated by the Company as the beneficiaries. The Executive agrees that he shall, at Company’s request, submit to such medical examinations, supply such information, and execute such documents as may be requested by the insuring company or companies. It is agreed and understood that if Employee dies during the Term, the full amount of the proceeds payable under any such policy will be receivable solely as designated by the Company.

7.	Termination of Employment
(a)	Termination of Employment. The Executive’s employment with the Company may be terminated as follows:

(i) Termination by the Company for Cause. The Company may, on written notice to the Executive, immediately terminate the Executive’s employment for Cause, in which event both this Agreement and the Executive’s employment with the Company shall terminate as of the date provided in such notice of termination, which notice must state the reasons for such termination.

(ii) Termination by the Company Without Cause. The Company may, on written notice to the Executive, terminate the Executive’s employment other than for Cause or for no reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate 30 days after the date of delivery of such notice of termination.

(iii) Termination by the Executive Without Good Reason. The Executive may, on written notice to the Company, terminate the Executive’s employment at any time and for any reason, in which event both this Agreement and the Executive’s employment with the Company shall terminate on a date specified by the Executive in such notice of termination, which date shall be at least 30 days after the date of delivery of such notice of termination to the Company.

(iv) Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason after providing the Company with written notice of the Executive’s intent to terminate the Executive’s employment and the reason(s) therefor. The Company will have 30 days in which to cure the reason(s) provided by the Executive. At the end of the 30-day period, if the Company has not cured the Good Reason cause of the Executive’s termination, the Executive’s employment will terminate following a reasonable transition period specified by the Company not to exceed 30 days.

(v) Termination upon Death. The Executive’s date of death shall constitute termination of employment and all rights to further compensation or benefits, including bonuses, shall cease as of that date.

(vi) Termination upon Disability. If the Executive becomes Disabled, the Company may, but shall not be required to, by written notice to the Executive, terminate the Executive’s employment with the Company, in which event this Agreement shall terminate 30 days after the date upon which the Company shall have given notice the Executive of its intention to terminate the Executive’s employment because of Disability.
(b)	Effect of Termination.
(i) Payment Upon Termination for any Reason. In the case of a termination of the Executive’s employment with the Company pursuant to Section 7(a), (A) on the next regular payroll date, or sooner if required by law, the Company shall pay to the Executive (or, in the case of death, the Executive’s estate) (1) all Base Salary that has accrued and not been paid as of the effective date of termination in accordance with the Company’s customary payroll schedules for salaried Executives and (2) any employment benefits that have fully accrued and vested but have not been paid as of the effective date of such termination in accordance with the terms of any applicable employment benefit arrangements and applicable law and (B) all other rights and benefits of the Executive hereunder shall terminate upon such termination, except for (1) any right of the Executive or his dependants to continue benefits pursuant to applicable law, (2) any rights that the Executive may have under Section 7(b)(ii) or under Section 7(b)(iii).

(ii) Payment Upon Termination by the Company Without Cause or by the Executive for Good Reason. In the case of a termination pursuant to Section 7(a)(ii) or Section 7(a)(iv) (but not any other applicable termination provisions of this Agreement), provided the Executive has executed and delivered (without subsequent revocation) to the Company a release, in a form satisfactory to the Company, of all claims against the Company arising from or associated with the Executive’s employment by such date, the Executive shall be entitled to severance payments in an amount equal to the greater of (A) the continuation of the Executive’s then-current Base Salary for the remainder of the Term or (B) the continuation of the Executive’s Base Salary for one year. The form of any release shall be specified at such time by the Company. Any payments pursuant to this Section shall commence on the first payroll date following the sixtieth (60th) day following the Executive’s termination of employment, subject to the Executive’s return of the release, and shall continue on each following payroll date through the applicable severance period.

(iii) Return of Company Property. Upon termination of the Executive’s employment with the Company, the Executive (or, in the event of death, the Executive’s estate) shall promptly deliver to the Company all of the Company’s property in the Executive’s possession or under the Executive’s control or related to the Company’s business, including but not limited to any vehicle, keys, records, notes, books, maps, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment owned by the Company (including any of the foregoing reflecting or containing any information relating to any assets or projects in which the Company has any direct or indirect interest), and all other Confidential

Information (as defined above), and shall retain no copies or duplicates of any such property or Confidential Information.

(iv) Defense of Claims. The Executive agrees that, upon the request of the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that relate to the Executive’s areas of responsibility during the Executive’s employment with the Company, except if the Executive’s reasonable interests are adverse to the Company or its affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section, provided Employee provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

(v) Form of Payments. Except as expressly set forth otherwise, the Company, in its sole discretion, may elect any method or manner of payment with respect to any payments to be made pursuant to this Section 7, and may also require the Executive to continue to perform the Executive’s duties or other appropriate transition duties during the period of time after any notices required pursuant to this Section 7 and prior to the Executive’s specified termination date.

(vi) Automobile Upon Termination. Upon termination of Executive’s employment other than for Cause pursuant to Section 7(a)(i) or without Good Reason pursuant to Section 7(a)(iii), Executive may for consideration of $10.00 purchase the automobile referenced in Section 5(d). If the Executive’s employment terminates without Good Reason pursuant to Section 7(a)(iii), the Executive may purchase the automobile for blue book value or, if leased, by assuming the lease. Furthermore, (A) if the Company owns the automobile, the Company shall transfer the title therefor (free and clear of any liens or other encumbrances) to the Executive (along with insurance coverages, if assignable), or (B) if Company was leasing such automobile, Company shall assign to Executive all of its right, title and interest in and to such lease. Such transfer or assignment shall be completed by the Company not later than seventy-five (75) days after the end of the calendar year in which the termination occurs.
8.	Confidentiality
(a)	Provision of Confidential Information; Acknowledgements. During the Term of this Agreement, in order to assist the Executive with the Executive’s duties, the Company agrees to provide the Executive with Confidential Information. The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive acknowledges and agrees that, as between the Executive and the Company, the Confidential Information is now, and will at all times remain, the exclusive property of the Company, and the Executive has no ownership interest in any Confidential Information. The Executive acknowledges and agrees that, as part of the Executive’s duties under this Agreement, the Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or use. The Executive recognizes that disclosure of the Confidential Information to competitors, non-authorized third parties or the general public, or use of the Confidential Information by the Executive for the Executive’s own benefit, would be detrimental and cause irreparable harm to the Company.
(b)	Non-Disclosure of the Confidential Information. The Executive covenants and agrees that during the Term and following the termination (for any reason) of this Agreement, the Executive will keep secret and treat confidentially the Confidential Information, and will not disclose any Confidential Information to any person or entity for any purpose other than as directed by the Company in connection with the business and affairs of the Company nor shall the Executive use any Confidential Information for any purpose other than as directed by the Company in connection with the business and affairs of the Company. Except in the proper performance of his duties, the Executive will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of the Company absent specific consent. The Executive agrees that all restrictions contained in this clause are reasonable and valid in the circumstances. This contractual confidentiality obligation shall be in addition to, and in no way a limitation of, all such confidentiality obligations as may exist at law or in equity.
9.	Restrictive Covenants
(a)	Consideration; Voluntary Agreement. The Company shall provide the Executive access to the Confidential Information for use only during the Term, and the Executive acknowledges and agrees that the Company will be entrusting the Executive, in the Executive’s unique and special capacity, with developing the goodwill of the Company, and in consideration thereof and in consideration of the access to Confidential Information, has voluntarily agreed to the covenants set forth in this Section 9. The Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including but not limited to geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information and substantial and legitimate business interests and goodwill.

(b)	Non-Competition. During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any partnership, corporation, limited liability company or other business entity, venture or enterprise, engage or participate, for compensation or without compensation, in any business which is in competition with the Company or its Affiliates as conducted at the time of termination of the Executive’s employment by the Company, in the geographic locations where the Company or its Affiliates does business; provided, however, the Executive may have investments in publicly-owned companies which investments do not constitute more than 5% of the voting securities of any such company.

(c)	Non-Solicitation of Customers. During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, solicit any customer of the Company or its Affiliates with whom the Executive conducted business during the Term either to purchase products or services that are competitive to the products and services then sold by the Company (customer defined as any person or entity for which the Company has performed services or sold goods during the Term) or to reduce or cease business with the Company or its Affiliates.

(d)	Non-Solicitation of Employees. During the Term and during the applicable Non-Competition Period, the Executive agrees that the Executive will not, directly or indirectly, hire or induce or solicit any current employee of the Company or any Affiliate or any person who was an employee of the Company or any Affiliate during the final 12 months of the Executive’s employment to terminate the employee’s employment with the Company or to work for the Executive or the Executive’s employer.

(e)	Non-Disparagement. During the Term and for five years after termination (for any reason) of the Executive’s employment, the Executive agrees to refrain from criticizing, denigrating or speaking adversely of the Company and its Affiliates and their respective operations and their respective executives, and disclosing negative information about the Company or its Affiliates and their respective operations and respective executives, management, directors, except as required by law. During such same five-year period, the Company agrees to instruct its senior management and the senior management of its Affiliates to refrain from criticizing, denigrating or speaking adversely of the Executive, and disclosing negative information about the Executive, except as required by law.

(f)	Reasonableness of Scope. The Executive represents and agrees that the geographic scope of the restrictive covenants are necessary and reasonable in light of the scope of the Company’s and its Affiliates’ business. The Executive further represents and agrees that the time periods of the restrictive covenants set forth in this Agreement are reasonable given the value of the good will, customer relationships, Confidential Information and other tangible and intangible assets. If one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.
10.	Discoveries and Inventions
(a)	Assignment of Work Product to the Company. The Executive assigns and agrees to assign to the Company, without additional compensation, all the Executive’s right, title, and interest in and to any and all Work Product and any related or associated intellectual property. For clarity, Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision. If any such Work Product is created wholly or in part by the Executive during the Executive’s hours of actual work for the Company, or with the aid of the Company’s materials, equipment, or personnel, or at the premises of the Company, or resulted from or in any way were derived or generated by performance of the Executives duties under this Agreement, or is in any way related to or derived from the services or products the Company or its Affiliates produces or offers, then such creation shall be deemed conclusively to have occurred in the course of the Executive’s employment. It is recognized that the Executive will perform the duties assigned to the Executive at times other than the Executive’s actual working hours and the Company’s rights hereunder shall not be diminished because the Work Product was created at such other time.
(b)	Cooperation; Grant of License. The Executive agrees to perform all acts necessary or reasonably requested by the Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to the Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to the Company patent, copyright or any other intellectual property protection in the United States and any foreign jurisdiction. In the event the Company is unable to secure the signature of the Executive to any document required to file, prosecute, register or memorialize the assignment of any patent copyright maskwork, the Executive irrevocably appoints the Chief Executive Officer of the Company as the Executive’s agent and attorney in fact to act for and on behalf of and instead of the Executive to take such actions needed to enforce and obtain the Company’s rights hereunder. To the extent any of the Executive’s rights, title or interest to the Work Product can not be assigned to the Company, the Executive grants and will grant an exclusive, world wide, transferable, irrevocable, royalty-license (with rights to sublicense without consent of the Executive) to the Company to exploit fully such Work Product. These obligations shall continue beyond the termination of this Agreement and shall be binding upon the Executive’s assigns, executors, administrators and other legal representatives.
11.	Injunctive Relief
The Executive acknowledges that the provisions of Sections 8, 9 and 10 are necessary for the protection of the Company. The Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Sections 8, 9 or 10 were not performed in accordance with their specific terms or were to be otherwise breached. Therefore, the Company shall be entitled to temporary restraining orders and temporary and permanent injunction or injunctions to specifically enforce the restrictions in Sections 8, 9 or 10 in any court, without the necessity of proving actual damages or posting a bond of any type or size, in addition to any other remedy to which the Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any whole or partial exercise of any such right power or privilege preclude any other or further exercise thereof.

12.	Arbitration
(a)	Subject to Section 12(b), any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement or the Executive’s employment with the Company will be finally settled by arbitration in Midland, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.

(b)	Any arbitration conducted under this Section 12 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege or other valid objection and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c)	Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)	Notwithstanding Section 12(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e)	By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f)	Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

13.	Miscellaneous
(a)	Notification of Restrictions to Third Parties. The Executive agrees that during any period in which Sections 9(b), (c) or (d) of this Agreement are in effect, if any, the Company may notify any person or entity employing or contracting with the Executive or evidencing any intention of employing or contracting with the Executive of the existence and provisions of this Agreement. After termination of the Executive’s employment and during any period in which Sections 9(b), (c) or (d) of this Agreement are in effect, if any, if the Executive enters into an employment consulting, or independent contractor relationship with any third party which is in any way competitive with the Company, the Executive agrees to provide the Company with written notice of the Executive’s job responsibilities within five business days of the Executive’s acceptance of such employment or other relationship (the “Employment Notice”). The Employment Notice shall include (1) a description of the duties and responsibilities of the proposed position, (2) identity of the employer(s) or contracting entity, and (3) the territory in which the Executive will be providing services. If the Executive fails to provide the required Employment Notice, the Parties acknowledge and agree that the Company is entitled to presume that the Executive’s employment or relationship violates the terms of this Agreement, and the Company will be authorized by this Agreement to seek immediate injunctive relief as outlined in this Agreement.

(b)	Severability. If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. The Executive hereby agrees that all restrictions in this Agreement are reasonable and valid.

(c)	Entire Agreement. This Agreement contains all of the terms, conditions and agreements of the Parties with respect to the Executive’s employment by the Company and cancels and supersedes all prior agreements and understandings between the Parties relating to the Company’s employment and compensation of the Executive for any period and in any capacity whatsoever. No executive or other representative of the Company has any authority to make any representation or promise to the Executive not specifically contained in this Agreement, and the Executive expressly acknowledges and agrees that he has not executed this Agreement in reliance upon such representation or promise.

(d)	Withholding and other Deductions. The Company shall have the right to deduct from the Base Salary, other compensation payable to the Executive, and any other payments, including severance payments, that the Company may make to the Executive pursuant to the terms hereof, social security taxes and all federal, state, and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required under applicable law as charges on the compensation of the Executive. Subject to applicable law, the Executive further agrees that the Company may deduct from the Base Salary or other compensation or payments to the Executive to satisfy any outstanding financial obligations or debts owed to the Company, and to satisfy any losses resulting from any unlawful activities of the Executive. Subject to applicable law, the Company may also deduct any money advanced to the Executive as an expense advance from the Executive’s salary or other compensation. In the event the

Executive’s wages are garnished by any court of competent jurisdiction, the Executive consents to the Company’s compliance with such order and agrees to reimburse the Company for all costs incurred in complying therewith.

(e)	Headings; Interpretation. The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a “Section” shall be deemed to refer to a section of this Agreement.

(f)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to the Executive at his last known home address, and to the Company addressed to the Secretary of the Company at _________________ (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate.

(g)	Modification; Waiver. No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board to sign such modification, amendment or waiver. A waiver by any Party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches. A waiver by any Party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future. No delay or omission by a Party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default. No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

(h)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by the Executive. The Company may, without the Executive’s consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company. Dawson Geophysical Company shall be a third party beneficiary of this Agreement.

(i)	Applicable Law; Venue. THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. UNLESS PROVIDED OTHERWISE BY THE MANDATORY VENUE PROVISIONS OF THE STATE OF TEXAS, VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

(j)	Section 409A.

(i) This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until a date following six months after the Executive’s termination date, or if earlier, the Executive’s death.

(ii) Each payment under this Agreement is intended to be (i) excepted from Section 409A, including, but not limited to, by compliance with the short-term deferral exception as specified in Treasury Regulation § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treasury Regulation § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treasury Regulation § 1.409A-3(i)(1)(v), and the provisions of this Agreement will be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

(k)	Survival of Obligations. The Parties expressly agree the provisions of Sections 7 through 13 shall survive the termination of this Agreement.

(l)	Knowledge and Legal Representation. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS CONSULTED WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

(m)	Counterparts. This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the Parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement on the dates indicated below.

THE EXECUTIVE:

Name:

COMPANY:

[ ]

By:
Name:
Title:

EXHIBIT F
FORM OF INDEMNIFICATION AGREEMENT
          This Indemnification Agreement (this “Agreement”) is made and entered into as of ________ __, 2011, by and between Dawson Geophysical Company, a Texas corporation (the “Company”), and ________________ (the “Indemnitee”).
          WHEREAS, qualified persons are reluctant to serve organizations as directors or officers or in other capacities unless they are provided with adequate protection against risks of claims and actions against them arising out of their service to and activities on behalf of such organizations;
          WHEREAS, the parties hereto recognize that the legal risks and potential liabilities, and the threat thereof, associated with lawsuits filed against persons serving the Company and/or its subsidiaries, and the resultant substantial time, expense and anxiety spent and endured in defending lawsuits bears no reasonable relationship to the compensation received by such persons, and thus poses a significant deterrent and increased reluctance on the part of experienced and capable individuals to serve the Company and/or its subsidiaries;
          WHEREAS, the uncertainties related to obtaining adequate insurance and indemnification have increased the difficulty of attracting and retaining such persons;
          WHEREAS, Chapter 8 of the Texas Business Organizations Code (the “TBOC”) of the State of Texas, under which law the Company is organized, empowers a corporation organized in Texas to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;
          WHEREAS, the Bylaws of the Company permit indemnification to the fullest extent permitted by applicable law;
          WHEREAS, it is reasonable, prudent and necessary for the Company to contractually agree to indemnify such persons to the fullest extent permitted by law, so that such persons will serve or continue to serve the Company and/or its subsidiaries free from undue concern that they will not be adequately indemnified; and
          WHEREAS, the Indemnitee is willing to serve, continue to serve and to take on additional service for and on behalf of the Company on the condition that the Indemnitee is indemnified according to the terms of this Agreement;
          NOW, THEREFORE, in consideration of the premises and of the Indemnitee’s agreement to provide services to the Company and/or its subsidiaries and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Certain Definitions. For purposes of this Agreement:
     (a) “Agreement” shall have the meaning ascribed to such term in the preamble.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Change in Control” means a change in control of the Company occurring after the date hereof in any of the following circumstances: (i) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (ii) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iv) during any fifteen-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.
     (d) “Company” shall have the meaning ascribed to such term in the preamble.
     (e) “Disqualifying Event” shall have the meaning ascribed to such term in Section 6(d).
     (f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (g) “Expenses” means any judgment, penalty, settlement, fine, excise or similar tax and all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or otherwise participating in a Proceeding.
     (h) “Indemnifiable Event” means any event or occurrence related to the fact that the Indemnitee is or was serving as a member of the Board and/or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     (i) “Indemnitee” shall have the meaning ascribed to such term in the preamble.
     (j) “Special Legal Counsel” means a law firm, or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party; (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder; or (iii) the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities. Notwithstanding the foregoing, the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing in the State of Texas, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights to indemnification under this Agreement.
     (k) “Proceeding” includes (i) any threatened, pending or completed action, suit, arbitration, alternate dispute resolution proceeding, investigation, administrative hearing and any other proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, (ii) any appeal of an action or proceeding described in (i), or (iii) any inquiry or investigation, whether conducted by or on behalf of the Company, a subsidiary of the Company or any other party, formal or informal, that the Indemnitee in good faith believes might lead to the institution of an action or proceeding described in (i), except one initiated by the Indemnitee (other than as provided pursuant to Section 8).
     (l) “TBOC” shall have the meaning ascribed to such term in the recitals.
          2. Indemnification Arrangement. In the event the Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, to the fullest extent permitted by the TBOC or other applicable law as the same may exist or be hereinafter amended (by statute or judicial decision) (but in the case of any such amendment, with respect to matters occurring before such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), the Company shall, subject to and in accordance with the provisions of Section 6, indemnify and hold harmless the Indemnitee against any and all Expenses of such Proceeding as soon as practicable but in any event no later than (a) in the case of an initial written request for indemnification in connection with a Proceeding, five days after a determination has been made, or is deemed to have been made, that the Indemnitee is entitled to indemnification and (b) in the case of a written request for indemnification made pursuant to Section 5 in connection with a Proceeding for which a determination has been made that the Indemnitee is entitled to indemnification in connection with such Proceeding, five days after such written request.
          3. Advancement or Reimbursement of Expenses. The rights of the Indemnitee provided under Section 2 shall include, but not be limited to, the right to be indemnified and to have all Expenses advanced (including the payment of Expenses before final disposition of a Proceeding) in all Proceedings to the fullest extent permitted, or not prohibited, by the TBOC or other applicable law. In addition, to the extent the Indemnitee is, by reason of (or arising in part out of) an Indemnifiable Event, a witness or otherwise participates in any Proceeding at a time when he is not named a defendant or respondent in the Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. The Indemnitee shall be advanced Expenses, within five days after any request for such advancement, to the fullest extent permitted, or not prohibited, by Chapter 8 of the TBOC; provided that the Indemnitee has provided to the Company all affirmations, acknowledgments, representations and undertakings that may be required of the Indemnitee by Chapter 8 of the TBOC.
          4. No Settlement without Consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent. Neither the Company nor the Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.
          5. Request for Indemnification. To obtain indemnification as herein provided, the Indemnitee shall submit to the Secretary of the Company a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by the Indemnitee. The Secretary of the Company shall promptly advise the Board of such request.
          6. Determination of Request.
     (a) Upon written request to the Company by the Indemnitee for indemnification pursuant to this Agreement, a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made in accordance with Section 8.103(a)(1) or (2) of the TBOC; provided, however, that notwithstanding the foregoing, if a Change in Control shall have occurred, such determination shall be made by a Special Legal Counsel selected by the Board, unless the Indemnitee shall request (at the time the Indemnitee submits the written request for indemnification) that such determination be made in accordance with Section 8.103(a)(1) or (2) of the TBOC.

     (b) If entitlement to indemnification is to be determined by a Special Legal Counsel, the Company shall furnish notice to the Indemnitee within ten days after receipt of a claim of or request for indemnification, specifying the identity and address of the Special Legal Counsel and a certification by the Special Legal Counsel that the Special Legal Counsel has reviewed and is in compliance with the requirements to be a Special Legal Counsel. The Indemnitee may, within seven days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Special Legal Counsel selected does not meet the requirements of a Special Legal Counsel as defined in this Agreement, and the objection shall set forth with particularity the factual basis for that assertion. If there is an objection to the selection of the Special Legal Counsel, either the Company or the Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of a Special Legal Counsel selected by the Court. The Company shall pay any and all reasonable fees and expenses of the Special Legal Counsel incurred in connection with any such determination. If a Change in Control shall have occurred, the Indemnitee shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification under this Agreement upon submission of a request to the Company for indemnification, and thereafter the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. The presumption shall be used by the Special Legal Counsel, or such other person or persons determining entitlement to indemnification, as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of the Special Legal Counsel or such other person or persons convinces him or them by clear and convincing evidence that the presumption should not apply.
     (c) The Indemnitee will cooperate with the person or persons making the determination under this Section 6 with respect to the Indemnitee’s entitlement to indemnification under this Agreement, including providing to such person or persons, on reasonable advance request, any documentation or information that is: (i) not privileged or otherwise protected from disclosure; (ii) reasonably available to Indemnitee; and (iii) reasonably necessary to that determination.
     (d) Any determination of the Indemnitee’s entitlement to indemnification to be made pursuant to this Section 6 shall be made, and the Indemnitee shall be notified of such determination, not later than 20 days after receipt by the Secretary of the Company of the Indemnitee’s written claim for indemnification; provided, however, that in the case of a determination to be made by Special Legal Counsel the selection of whom is the subject of an existing objection, such determination, and the Indemnitee’s notification of such determination, shall be made not later than 20 days after the selection of the Special Legal Counsel is finally determined. Notwithstanding anything herein to the contrary, if the person or persons empowered under this Section 6 to determine entitlement to indemnification have not made a determination within the applicable period set forth in this Section 6(d), the Indemnitee shall be deemed to be entitled to indemnification unless the Company establishes that a Disqualifying Event has occurred. Subject to applicable law, determinations of entitlement to indemnification made, or deemed to have been made, in accordance with the provisions of this Section 6, shall be conclusive, final and binding on the parties hereto unless, in the event the Company has previously determined to indemnify the Indemnitee, the Company establishes as provided in the final sentence of this Section 6 that: (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification; or (ii) such indemnification is prohibited by applicable law (each event described in subclause (i) or (ii) of this Section 6, a “Disqualifying Event”). Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Texas or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of a Disqualifying Event; provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.
          7. Effect of Certain Proceedings. The termination of any Proceeding or of any matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that (a) the Indemnitee did not conduct himself in good faith and in a manner which he reasonably believed, in the case of conduct in his official capacity, to be in the best interests of the Company, or, in all other cases, that at least his conduct was not opposed to the Company’s best interests, or (b) with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.
          8. Expenses of Enforcement of Agreement. The Indemnitee shall be entitled to seek an adjudication to enforce his rights under, or to recover damages for breach of rights created under or pursuant to, this Agreement either, at the Indemnitee’s option, in (a) an appropriate court of the State of Texas or any other court of competent jurisdiction, or (b) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and the Indemnitee (or, failing such agreement by the then sitting Chief Judge of the United States District Court for the appropriate jurisdiction), pursuant to the commercial arbitration rules of the American Arbitration Association. In the event that the Indemnitee seeks any such judicial adjudication or arbitration award to enforce his rights under, or to recover damages for breach of rights created under or pursuant to, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication but only if he prevails therein. If it shall be determined in said judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication shall be reasonably prorated in good faith by counsel for the Indemnitee. Notwithstanding the foregoing, if a Change in Control shall have occurred, the Indemnitee shall be entitled to indemnification under this Section 8 regardless of whether the Indemnitee ultimately prevails in such judicial adjudication.
          9. Common Attorney. Notwithstanding the obligation of the Company to indemnify the Indemnitee against Expenses pursuant to Section 2, in the event there is a Proceeding by reason of (or arising in part out of) an Indemnifiable Event against several persons, including the Indemnitee, who have a right of indemnification against the Company with respect to Expenses relating to such Proceeding and who have totally common interests such that their goals are identical and there are no conflicts-of-interest among them, then such group of persons shall, by majority vote of such persons, select a single attorney or law firm to serve as the sole and exclusive legal counsel for all of the members of such group (including the Indemnitee). In the event the Indemnitee acts independently by retaining the legal services of any other attorney or law firm to additionally or separately represent him, all Expenses relating to such independently retained attorney or law firm shall be the sole responsibility of the Indemnitee.
          10. Nonexclusive Rights; Subsequent Change in Law. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the articles of incorporation of the Company, the Bylaws of the Company, agreement, insurance, arrangement, a vote of shareholders or a resolution of directors, or otherwise. To the extent that a change in the TBOC or other applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s articles of incorporation or bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.
          11. D&O Liability Insurance. The Company shall from time to time make a good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company or its subsidiaries or affiliates, with coverage for losses incurred in connection with their services to the Company or its subsidiaries or affiliates or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent the Company maintains an insurance policy or policies providing directors’ and/or officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors and/or officers. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any bylaws, insurance policy, contract, agreement or otherwise.
          12. No Employment Rights. Nothing in this Agreement is intended to create in the Indemnitee any right to continued service as a director and/or officer with the Company.
          13. Amendments; Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
          14. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
          15. Term. This Agreement shall be effective from and after the date hereof, and shall continue until and terminate upon the later of: (a) the sixth anniversary after the Indemnitee has ceased to be a member of the Board and/or an officer of the Company or otherwise hold a position that could give rise to an Indemnifiable Event or (b) the final termination or resolution of all Proceedings with respect to which the Company is indemnifying the Indemnitee against any and all Expenses relating to such Proceeding pursuant to the terms of this Agreement that are commenced prior to such six-year anniversary.
          16. Notification and Defense of Claims. The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided. however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee’s rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company’s right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.
          17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors or assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs, executors and personal or legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director and/or officer of the Company.
          18. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law. To the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
          19. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to conflicts of law provisions thereof.
          20. Notice. All notices, demands and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly received upon actual receipt if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attn: Secretary
and to Indemnitee at the address set forth on the signature page attached hereto.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DAWSON GEOPHYSICAL COMPANY
By:
Name:
Title:

INDEMNITEE

Name:
Address: